As filed with the Securities and Exchange Commission on April 30, 2010
Registration No. 333-164444

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GULF RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3637458	2800
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong, China, 262714

+86 (536) 567-0008

(Address, including zip code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)
_________

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)
__________

With a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel:  (212) 407-4159
Fax:(212) 407 4990

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

EXPLANATION NOTE

This registration statement constitutes Post-Effective Amendment No. 1 to registration statement (no. 333-164444) previously filed by the registrant on Form S-1 and declared effective on February 9, 2010, and such post-effective amendment removes from registration 132,424 shares which have been sold, prior to the filing hereof, originally covered by the original registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus	Subject to Completion, Dated April 30, 2010

GULF RESOURCES, INC.

2,985,229 SHARES OF COMMON STOCK

This prospectus relates to the resale of 2,985,229 shares (the “Shares”) of our common stock, par value $.0005 per share (the “Common Stock”) being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.  The shares of Common Stock offered under this prospectus includes (i) 176,471 shares of Common Stock issuable upon exercise of a warrant (the “Warrant”), and (ii) 2,808,758 shares of Common Stock currently issued and outstanding.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.  To the extent the Warrants is exercised for cash, if at all, we will receive the exercise price for the Warrant.  The Selling Stockholders may sell their shares of Common Stock on the Nasdaq Global Select Market at prevailing market prices or in negotiated transactions.

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is traded on The Nasdaq Global Select Market under the symbol “GFRE”. We expect it to continue to trade in that market. The closing price for our Common Stock on April 27, 2010 was $10.72 per share.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2010

Page

i

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 4 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Gulf Resources” refers to Gulf Resources, Inc. and all of its subsidiaries and affiliated companies. References to “PRC” are to the People’s Republic of China. References to the “SEC” or “Commission” refers to the U.S. Securities and Exchange Commission. References to “Ton” and “Tons” refer to metric tons. All information in this prospectus gives retroactive effect to a 1-for-100 reverse stock split of our common stock effected on October 23, 2006, a 2-for-1 forward stock split of our common stock effected on November 28, 2007 and a 1-for-4 reverse stock split of our common stock effected on October 9, 2009.

OUR COMPANY

We conduct our operations through our two wholly-owned PRC subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”).  Through SCHC we manufacture and trade bromine and crude salt, and we believe that we are one of the largest producers of bromine in China, as measured by production output.  Through SYCI we manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.  We report our business in two segments; Bromine and Crude Salt, and Chemical Products.

Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine.   Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used to form intermediates in organic synthesis, in which it is somewhat preferable over iodine due to its lower cost.  Our bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to figures published by the China Crude Salt Association, we are one of the largest manufacturers of bromine in the PRC, as measured by production output.

The extraction of bromine in the Shandong Province is limited by the Provincial Government to six licensees.  We hold one of such licenses.  The other five license holders produce bromine mainly for their own consumption.  There are only six licensed bromine producers in Shandong Province, and the government has shut down hundreds of small unlicensed producers.  Part of our business strategy is to acquire these producers and to use our bromine to expand our downstream chemical operations.

As of December 31, 2009, we had 696 employees.

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GFRE.”

Our executive offices are located in the PRC at 99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong, People’s Republic of China. Our telephone number is +86 (536) 5670008. Our website address is www.gulfresourcesinc.cn.

Recent Development

On December 11, 2009, we entered into a securities purchase agreement, with institutional investors (the “Investors”), pursuant to which we sold 2,941,182 shares of our Common Stock at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million (the “Financing”).  The closing of the Financing occurred on December 21, 2009 (the “Closing Date”).

Until the earlier of (i) seven months after the Closing Date, provided that the Company is in compliance with the current public information requirement under Rule 144(c) on such date, and (ii) thirty (30) days after the Effective Date (as defined below)(the “Trigger Date”), the Company shall not (a) file any registration statements, other than in connection with the Financing, (b) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, or securities exercisable to convertible into shares of Common Stock (a “Subsequent Placement”), or (c) be party to any solicitations, negotiations or discussions with regard to the foregoing.  In addition to the foregoing restrictions, for a period of two years after the Trigger Date, the Investors have a right to participate in any Subsequent Placement; except that the foregoing restrictions shall not apply to (x) certain issuances of the Company’s securities, including, without limitation, (i) under an approved equity incentive plan, and (ii) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise additional capital, or (y) any bona fide firm commitment underwritten public offering or a shelf” registration statement for an “at-the-market offering” as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended.

In connection with the Financing, we entered into a registration rights agreement with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the SEC to register the Shares no later than January 20, 2010.  We have agreed to use our best efforts to have the Registration Statement declared effective by March 21, 2010, or by April 20, 2010 in the event the Registration Statement is subject to a “full review” by the SEC (the “Effective Date”).  In the event we are unable to register all of the Registrable Securities on the Registration Statement, due to the SEC’s application of Rule 415, we have agreed to file such number of additional registration statements as necessary to register all of the remaining Registrable Securities.

We are required to keep all applicable registration statements continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the Shares sold in the Financing on the date of, and until such failure is cured, every 30 days thereafter if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid (i) with respect to any securities being registered that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415 if the Shares exceed one-third of the Company’s public float, or (ii) with respect to any Investor, solely because such Investor is required to be described as an underwriter under applicable securities laws.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

This prospectus relates to the resale of 2,985,229 shares of our common stock, par value $.0005 per share being offered by the Selling Stockholders identified in this prospectus.  The shares of Common Stock being offered under this prospectus includes (i) 176,471 shares of Common Stock issuable upon exercise of the Warrant and (ii) 2,808,758 shares of Common Stock currently issued and outstanding.

Common Stock being offered by Selling Stockholders	2,985,229 shares

Common Stock outstanding	34,569,447 shares as of the date of this Prospectus

Common Stock outstanding after the Offering (assuming full exercise of the Warrant)	34,745,918

Use of Proceeds
We will not receive any proceeds from the sale of shares by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

Trading	Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GFRE.”

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Relating to Our Business

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results could fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management’s time and attention diverted from existing operations. Our acquisition strategy will likely require additional equity or debt financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

We depend on revenues from a few significant relationships, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

In general, we have derived a material portion of our revenue from a limited number of customers. If sales to such customers were terminated or significantly reduced, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers and suppliers. Any adverse change in our relationship with our customers and suppliers may have a material adverse effect on our business. Although we are attempting to expand our customer base, we expect that our customer concentration will not change significantly in the near future. We cannot be sure that we will be able to retain our largest customers and suppliers or that we will be able to attract additional customers and suppliers, or that our customers and suppliers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers or suppliers, any reduction or interruption in sales to these customers or suppliers, our inability to successfully develop relationships with additional customers or suppliers or future price concessions that we may have to make could significantly harm our business.

Attracting and retaining key personnel is an essential element of our future success.

Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our chairman and former chief executive officer, our business may suffer.

We are dependent on Mr. Ming Yang, our chairman and former chief executive officer and Mr. Xiaobin Liu, or current chief executive officer.  The loss of either of their services could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management. Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Our management is comprised almost entirely of individuals residing in the PRC with very limited English skills.

Our management is comprised almost entirely of individuals born and raised in the PRC.  As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States.  In addition, our management has very limited skills in English.  Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

We will face many of the difficulties that companies in the early stage may face.

We have a limited operating history as a bromine produce and chemical processing company, which may make it difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face. We may continue to face these difficulties in the future, some of which may be beyond our control.  If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, our revenues and operating results may fluctuate in the future due to a number of factors, including the following:

•	the success of identifying and completing mergers and acquisitions;

•	the introduction of competitive products by different or new competitors;

•	reduced demand for any given product;

•	difficulty in keeping current with changing technologies;

•	increased or uneven expenses, whether related to sales and marketing, product development or administration;

•	deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects; and

•	costs related to possible acquisitions of technology or businesses.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could be lower than the expectations of investors and analysts. If so, the market price of our stock would likely decline.

Conflicts of interest.

Mr. Ming Yang, our chairman, was a substantial owner of SCHC and SCYI before their acquisition by us, and remains a substantial owner of our securities.  There may have been conflicts of interest between Mr. Yang and our Company as a result of such ownership interests. The terms on which we acquired SCHC and SCYI may have been different from those that would have been obtained if SCHC and SCYI were owned by unrelated parties.

Risks Related to Doing Business in the People’s Republic of China

Our business operations take place primarily in the People’s Republic of China.  Because Chinese laws, regulations and policies are changing, our Chinese operations will face several risks summarized below.

- Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China’s central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government’s ability to continue with its reform.

- We face economic risks in doing business in China.

As a developing nation, China’s economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, legal recourse, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinate to state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government’s pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

- The Chinese legal and judicial system may negatively impact foreign investors.

In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in China. However, China’s system of laws is not yet comprehensive. The legal and judicial systems in China are still under development , and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may shift to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China’s political, economic or social life, will not affect the Chinese government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the People’s Republic of China’s legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the accounting laws and regulations of the People’s Republic of China mandate accounting practices which are not consistent with U.S. Generally Accepted Accounting Principles. China’s accounting laws require that an annual “statutory audit” be performed in accordance with People’s Republic of China’s accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the “United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).” Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Because our principal assets are located outside of the United States and some of our directors and all of our executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People’s Republic of China.

In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People’s Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People’s Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People’s Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

- Economic Reform Issues

Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  Because these economic reform measures may be inconsistent or ineffectual, we are unable to assure you that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

Since 1979, the Chinese government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included revaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

To date, reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Risks Associated with Bromine Extraction

We are subject to risks associated with our operations which may affect our results.

The resource industry in the PRC has drawbacks that the resource industry does not have within the United States. For instance:

•
In China, insurance coverage is a relatively new concept compared to that of the United States and for certain aspects of a business operation, insurance coverage is restricted or expensive.  Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees.

•
The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted.  Violation of those standards could result in a temporary or permanent restriction by the PRC of our bromine operations.

We cannot assure you that we will be able to adequately address any of these or other limitations.

Our earnings and, therefore our profitability, may be affected by price volatility.

We anticipate that the majority of our future revenues will be derived from the sale of bromine and products derived from bromine and, as a result, our earnings are directly related to the prices of these products. There are many factors influencing the price of these products including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. As a result, price changes may adversely affect our operating results.

We may become subject to numerous risks and hazards associated with our chemical processing business.

Bromine is highly corrosive and must be handled carefully in order to avoid leakage and damage to containers, transportation equipment and other facilities.  The risks associated with bromine include:

•	environmental hazards; and

•	industrial accidents, including personal injury.

Such risks could result in:

•	damage to or destruction of properties or production facilities;

•	personal injury or death;

•	environmental damage;

•	monetary losses; and

•	legal liability.

Our business operations and related activities may be subject to PRC government regulations concerning environmental protection.

We may have to make a significant financial commitment for the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. Compliance with existing and future environmental protection regulations may increase our operating costs and may adversely affect our operating results.

Our operations and business activities may involve dangerous materials.

Although we may establish stringent rules relating to the storage, handling and use of dangerous materials, there is no assurance that accidents will not occur. Should we be held liable for any such accident, we may be subject to penalties and possible criminal proceedings may be brought against our employees.

Risks Relating to our Common Stock and our status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly.

There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions.

We have not and do not anticipate paying any dividends on our common stock; because of this our securities could face devaluation in the market.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Lack of management control by purchasers of the common stock offered hereby.

As of April 22, 2010, Mr. Ming Yang, our chairman and then chief executive officer, and his affiliates, beneficially owned approximately 38.7% of our common stock. As a result of this concentration of ownership, our public stockholders, acting alone, do not have the ability to influence the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our Company that may be desirable for our stockholders, and may limit the price that investors are willing to pay for our common stock.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board’s control over the Company.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. Our Board of Directors by resolution may authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative; relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, the Board of Directors’ ability to issue preferred stock  may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders or subject our company to risks upon default.

We may issue our securities to acquire companies or assets. Most likely, we will issue additional shares of our common stock or preferred stock, or both, to complete acquisitions. If we issue additional shares of our common stock or shares of our preferred stock, the equity interest of our existing stockholders may be reduced significantly, and the market price of our common stock may decrease. The shares of preferred stock we issue are likely to provide holders with dividend, liquidation and voting rights, and may include participation rights, senior to, and more favorable than, the rights and powers of holders of our common stock.

If we issue debt securities as part of an acquisition, and we are unable to generate sufficient operating revenues to pay the principal amount and accrued interest on that debt, we may be forced to sell all or a significant portion of our assets to satisfy our debt service obligations, unless we are able to refinance or negotiate an extension of our payment obligation. Even if we are able to meet our debt service obligations as they become due, the holders of that debt may accelerate payment if we fail to comply with, and/or are unable to obtain waivers of, covenants that require us to maintain certain financial ratios or reserves or satisfy certain other financial restrictions. In addition, financial and other covenants in the agreements we may enter into to secure debt financing may restrict our ability to obtain additional financing and our flexibility in operating our business.

We have significant indebtedness. We are significantly leveraged and our indebtedness is substantial in relation to our stockholders’ equity. Our ability to make principal and interest payments will depend on future performance, which is subject to many factors, some of which are outside our control. In the case of a continuing default with respect to this indebtedness, the lender will have the right to foreclose on our assets, which would have a material adverse effect on our business. Payment of principal and interest on this indebtedness may limit our ability to pay cash dividends to stockholders and the documents governing this indebtedness prohibit the payment of cash dividends in certain situations. Our leverage may also adversely affect our ability to finance future operations and capital needs, may limit our ability to pursue business opportunities and may make our results of operations more susceptible to adverse economic conditions.

Future sales of our common stock, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock.

We have approximately 34,569,447 shares of our common stock outstanding as of April 21, 2010.  There are a limited number of holders of our common stock.  Future sales of our common stock, pursuant to the registration statement relating to this prospectus, or another registration statement or Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock. The number of our shares available for sale pursuant to registration statements or Rule 144 is very large relative to the trading volume of our shares. Any attempt to sell a substantial number of our shares could severely depress the market price of our common stock. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could also depress the trading price of our common stock.

Risks relating to the offering

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Select Market on October 27, 2009, and there can be no assurance that a trading market will develop further or be maintained in the future. As of April 20, 2010, the closing price of our common stock on The Nasdaq Global Select Market was $11.40 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to option agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. Capital accounts of our consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended December 31,	Year End	Yearly Average

2007	7.2946	7.5806
2008	6.8225	6.9193
2009	6.8282	6.8314
	Month End	Monthly Average
2010
January	6.8268	6.8269
February	6.8258	6.8285
March	6.8258	6.8262
April (to April 16, 2010)	6.8253	6.8252

(1)
For periods prior to January 1, 2008, the exchange rates reflect the noon buying rates as reported by the Federal Reserve Bank of New York. For periods after January 1, 2008, the exchange rates reflect the exchange rates as set forth on the website of The People’s Bank of China.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our financial statements and related notes included as part of this prospectus as well as and the information contained in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The selected financial information for the fiscal years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements of included elsewhere in this prospectus.

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Statement of Operations Data:
Revenue	$110,277	$87,488	$54,249
Cost of goods sold	(61,403)	(52,302)	(32,108)
Gross profit	48,874	35,186	22,140
Operating expenses:
General and administrative	(5,953)	(3,951)	(1,814)
Research and development cost	(500)	(515)	(268)
Depreciation and amortization	(180)	(143)	(33)
Total operating expenses	(6,633)	(4,609)	(2,115)
Income from operations	42,241	30,577	20,025
Interest income (expense), net	64	34	(107)
Other income (expense), net	(529)	(4)	113
Income before income taxes	41,776	30,607	20,031
Income tax	(11,184)	(8,212)	(7,798)
Net income	$30,592	$22,395	$12,233
Net income per share
Basic	$1.00	$0.90	$0.51
Diluted	$1.00	$0.90	$0.51
Weighted average number of shares outstanding
Basic	30,698,824	24,917,211	24,172,126
Diluted	30,701,697	24,917,211	24,172,126

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

Overview

We are a holding company which conducts operations through our wholly-owned China subsidiaries.  Our business is conducted and reported in two segments.

Through our wholly-owned subsidiary, SCHC, we produce and trade bromine and crude salt.  We are one of the largest producers of bromine in China, as measured by production output. Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine also is used to form intermediary chemical compounds such as T.M.B.  Bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines, disinfectants.

Through our wholly-owned subsidiary, SYCI, we manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.

On December 12, 2006, we acquired, through a share exchange, Upper Class Group Limited, a British Virgin Islands holding corporation which then owned all of the outstanding shares of SCHC. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class for the net assets of our company, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange was identical to that resulting from a reverse acquisition, except no goodwill was recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, our company, are those of the legal acquiree, Upper Class Group Limited, which is considered to be the accounting acquirer.  Share and per share amounts reflected in this report have been retroactively adjusted to reflect the merger.

On February 5, 2007, we, acting through SCHC, acquired SYCI. Since the ownership of Gulf Resources, Inc. and SYCI was then substantially the same, the transaction was accounted for as a transaction between entities under common control, whereby we recognized the assets and liabilities of SYCI at their carrying amounts.  Share and per share amounts stated in this report have been retroactively adjusted to reflect the merger.

On August 31, 2008, Gulf Resources completed the construction of a new chemical production line. It passed the examination by Shouguang City Administration of Work Safety and local fire department. This new production line focuses on producing environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration. The line has an annual production capacity of 5,000 tons. Formal production of this chemical production line started on September 15, 2008.

On October 12, 2009 we completed a 1-for-4 reverse stock split of our common stock, such that for each four shares outstanding prior to the stock split there was one share outstanding after the reverse stock split.  All shares of common stock referenced in this report have been adjusted to reflect the stock split figures.  On October 27, 2009 our shares began trading on the NASDAQ Global Select Market under the ticker symbol “GFRE”.

As a result of our acquisitions of SCHC and SYCI, our historical financial statements and the information presented below reflects the accounts of SCHC and SYCI. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this report.

RESULTS OF OPERATIONS

Year ended December 31, 2009 as compared to year ended December 31, 2008

	Years ended
	December 31, 2009	December 31, 2008	% Change
Net Sales	$110,276,908	$87,488,334	26%

Cost of Net Revenue	$(61,402,820)	$(52,302,085)	17%

Gross Profit	$48,874,088	$35,186,249	39%

Research and Development costs	$(500,406)	$(514,780)	-3%

General and Administrative expenses	$(6,132,848)	$(4,094,312)	50%

Income from operations	$42,240,834	$30,577,157	38%

Other Income (expenses), net	$(465,021)	$30,254	1637%

Income before taxes	$41,775,813	$30,607,411	36%

Income Taxes	$11,184,398	$8,211,939	36%

Net Income	$30,591,415	$22,395,472	37%

Basic and Diluted Earnings Per Share	$1.00	$0.90

Net Revenue   Net revenue was $110,276,908 in fiscal year 2009, an increase of $22,788,574 (or approximately 26%) as compared to fiscal year 2008. This increase was primarily attributable to the growth in our bromine and crude salt segment with revenue increasing from $63,664,156 for fiscal year 2008 to $74,330,586 for fiscal year 2009, an increase of approximately 17%; and in our sales of chemical products, which increased from $ 23,824,178 for fiscal year 2008 to $35,946,322 for fiscal year 2009, an increase of approximately 51%. The increase in the net sales of bromine and crude salt was primarily due to the net effect of i) the increase in sales volume arising from the increase in production capacity after the asset acquisitions made in January of 2009 and in September of 2009, which are now in full operation and ii) the decrease in average selling price of both bromine and crude salt. As the demand for bromine always exceeded the supply available, the increase in production of the Company contributed to the increase in sales in the current year. Among the total increase of net sales, $7,145,507 was due to the asset acquisitions.  The increase in the sales of our chemical products was due to the introduction of new environmental friendly additive products which was in operation since September 2008, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2009, and improvement of our pesticide intermediate products.

	Year Ended December 31, 2009		Year Ended December 31, 2008
Segment		% of total		% of total
Bromine and Crude salt	$74,330,586	67%	$63,664,156	73%
Chemical Products	$35,946,322	33%	$23,824,178	27%
Total sales	$110,276,908	100%	$87,488,334	100%

Year Ended December 31,
2009 vs. 2008
Segment	% Increase (decrease) of Net Sales
Bromine and Crude salt	17%
Chemical Products	51%

Shouguang City Haoyuan Chemical Company Limited	Years Ended December 31
Product sold in metric tons	2009	2008	% Change
Bromine	34,930	28,673	+21.8

Crude Salt	356,839	66,500	+436.6

The proportion of our total net sales represented by bromine and crude salt in fiscal year 2009 decreased as compared to the same period in 2008 as a result of fast growth in chemical segment.  Although sales in both segments grew, the growth of sales of bromine and crude salt was lower than that of our chemical products operations mainly due the introduction of new environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2009, and improvement of our pesticide intermediate.

Cost of Net Revenue Cost of net revenue reflects the raw materials consumed, direct salaries and benefits, electricity and other manufacturing costs. Our cost of net revenue was $61,402,820 in fiscal year 2009, an increase of $9,100,735 (or approximately 17%) from the cost of net revenue in fiscal year 2008.  This increase rate for cost of net revenue was lower than the increase rate of sales due to the cost inflation rate was lower than the increase rate of selling price.

Gross Profit

	Years Ended December 31,

	2009	% of Net revenue	2008	% of Net revenue
Cost of net revenue	$61,402,820	55.68%	$52,302,085	59.78%
Gross Profit	$48,874,088	44.32%	$35,186,249	40.22%

Our gross profit rate increased from 40.22% in 2008 to 44.32% in 2009 due to an increase in our net revenue by 26% in 2009 compared to 2008, which enabled us to leverage our fixed costs.  The increase was also due to the fact that increases in our selling prices were higher than increases in the rate of inflation in the PRC in 2009, because the demand exceeded the supply of bromine in the China domestic market. We except the trend will continue in the year of 2010.

Research and Development Costs Research and development costs were first recorded in the third quarter of 2007. The research and development costs result from a five year agreement entered into by SYCI and East China University of Science and Technology in June 2007 to establish a Co-Op Research and Development Center to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry.  All research findings and patents developed by this Center will belong to Gulf Resources. The research and development costs incurred for the year ended December 31, 2009 and 2008 was $500,406 and $514,780, respectively.

General and Administrative Expenses General and administrative expenses were $6,132,848 in fiscal year 2009, an increase of $2,038,536 (or approximately 50%) from the general and administrative expenses of $4,094,312 during fiscal year 2008. This increase in general and administrative expenses was primarily due to an expense in the amount of $1,367,156 related to a warrant issued to the placement agent in our December 2009 private placement and expenses in the amount of $ 227,478 relating to our listing on Nasdaq in October 2009.

Income from Operations

	Income from Operations by Segment
	Year Ended December 31, 2009		Year Ended December 31, 2008
Segments		% of total		% of total
Bromine and Crude salt	$32,954,828	72%	$24,663,244	75%
Chemical Products	12,530,417	28%	8,121,203	25%
Income from operations before corporate costs	45,485,245	100%	32,784,447	100%
Corporate costs	(3,244,411)		(2,209,290)
Income from operations	$42,240,834		$30,577,157

Income from operations was $42,240,834 in fiscal year 2009 (or 38.3% of net revenue), an increase of $11,663,677 (or approximately 38%) over income from operations in fiscal year 2008. This increase resulted primarily from the increase in revenues and relatively lower increase in cost of net sales as shown above. This increase resulted from increases in income from operations in both the bromine and crude salt, and the chemical products segments of the Company. In fiscal year 2009, income from operations in the bromine and crude salt segment was $32,954,828, an increase of 34% from $24,663,244 in fiscal year 2008. In fiscal year 2009, income from operations in the chemical products division was $12,530,417, an increase of 54% from income from operations in this division of $8,121,203 in fiscal year 2008. The increase in the income from operations of bromine and crude salt was primarily as a result of the assets acquisitions as well production capacity expansion. The increase in the income from operations of our chemical products was due to the new product of friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2009, and improvement of our pesticide intermediate.

Other Income (Expense) Other expense was $465,021 for fiscal year 2009, an increase of $495,275 from the other income of $30,254 for fiscal year 2008. This increase was primarily due to the loss from disposal of property, plant and equipment. During the year ended December 31, 2009, a loss on disposal of property, plant and equipment of $528,749 was resulted because the PPE disposed of were specialized equipment used in the bromine producing industry in which there are a few suppliers and second-hand market is not active, resulting in low second-hand price.

Net Income Net income was $30,591,415 in fiscal year 2009, an increase of $8,195,943 (or approximately 37%) as compared to fiscal year 2008. This increase was primarily attributable to the $10,666,430 net revenue increase from Bromine and Crude Salt segment and the $12,122,144 net revenue increase from chemical products segment. Another reason for this result was the leverage of fixed cost due to expansion of sales.

Year ended December 31, 2008 as compared to year ended December 31, 2007

	Year ended	Year ended	Percentage
	December 31, 2008	December 31, 2007	Change

Net Sales	$87,488,334	$54,248,650	61%

Cost of Net Revenue	$(52,302,085)	$(32,108,180)	63%

Gross Profit	$35,186,249	$22,140,470	59%

Research and Development costs	$(514,780)	$(268,168)	92%

General and Administrative expenses	$(4,094,312)	$(1,847,374)	122%

Income from operations	$30,577,157	$20,024,928	53%

Other Income (expenses), net	$30,254	$6,717	350%

Income before taxes	$30,607,411	$20,031,645	53%

Income Taxes	$8,211,939	$7,798,682	5%

Net Income	$22,395,472	$12,232,963	83%

Basic and Diluted Earnings Per Share	$0.90	$0.51

Net Revenue   Net revenue was $87,488,334 in fiscal year 2008, an increase of $33,239,684 (or approximately 61%) as compared to fiscal year 2007. This increase was primarily attributable to the growth in our bromine and crude salt segment with revenue increasing from $34,015,484 for fiscal year 2007 to $63,664,156 for fiscal year 2008,  an increase of approximately 87%; and in our sales of chemical products, which increased from $ 20,233,166  for fiscal year 2007 to $23,824,178 for fiscal year 2008, an increase of approximately 20%.The increase in the net sales of bromine and crude salt was primarily due to the fact that the asset acquisitions made in 2007 and in January of 2008 are now in full operation. Among the total increase/decrease of net sales, $24,836,255 was due to the asset acquisitions.  The increase/decrease in the sales of our chemical products was due to the introduction of new environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2008, which generated $2,503,526 net revenue for our chemical products segment.

	Net Revenue by Segment
	Year Ended December 31, 2008		Year Ended December 31, 2007
Segments		% of total		% of total
Bromine and Crude salt	$63,664,156	73%	$34,015,484	63%
Chemical Products	$23,824,178	27%	$20,233,166	37%
Total sales	$87,488,334	100%	$54,248,650	100%

Year Ended December 31,
2008 vs. 2007
Segment	% Increase of Net Sales
Bromine and Crude salt	87%
Chemical Products	18%

Shouguang City Haoyuan Chemical Company Limited	Years Ended December 31,
Product sold in metric tons	2008	2007	% Change
Bromine	28,673	17,648	62.5%

Crude Salt	66,500	51,000	30.4%

The proportion of our total net sales represented by bromine and crude salt in fiscal year 2008 increased as compared to the same period in 2007.  Although sales in both segments grew, the growth of sales of bromine and crude salt was greater than that of our chemical products operations mainly due to the January 2008 bromine asset acquisition.

Cost of Net Revenue Cost of net revenue reflects the raw materials consumed, direct salaries and benefits, electricity and other manufacturing costs. Our cost of net revenue was $52,302,085 in fiscal year 2008, an increase of $20,193,905 (or approximately 63%) from the cost of net revenue in fiscal year 2007.  This increase was in line with the increase in our net revenue which was approximately 61% higher in 2008.

Gross Profit

	Years Ended December 31,

	2008	% of Net revenue	2007	% of Net revenue
Cost of net revenue	$52,302,085	59.78%	$32,108,180	59.70%

Gross Profit	$35,186,249	40.22%	$22,140,470	40.30%

Our net revenue increased 61% in 2008 compared to 2007, which enabled us to leverage our fixed costs.  However, this was offset by an increase in raw material prices in an inflationary environment during 2008.  Especially in the third quarter of 2008, the prices of raw materials for our bromine and crude salt segment increased significantly.  Both sulfur and sulphuric acid increased by more than 100% and raw coal increased by approximately 200%. The prices of raw materials for our chemical products segment increased approximately 5-10%. As a result, cost of net revenue as a percentage of net revenue stayed at 59% for both the 2008 and 2007.  Gross profit as a percentage of net revenue also stayed at 40% for both 2008 and 2007.

Research and Development Costs Research and development costs were first recorded in the third quarter of 2007. The research and development costs result from a five year agreement entered into by SYCI and East China University of Science and Technology in June 2007 to establish a Co-Op Research and Development Center to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry.  All research findings and patents developed by this Center will belong to Gulf Resources.

General and Administrative Expenses General and administrative expenses were $4,094,312 in fiscal year 2008, an increase of $2,246,938 (or approximately 122%) from the general and administrative expenses of $1,847,374 during fiscal year 2007.    This significant increase in general and administrative expenses was primarily due to the land tax and mineral resources compensation fees for 2008 are $660,474 and $1,228,834 respectively.

Income from Operations

	Income from Operations by Segment
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
Segments		% of total		% of total
Bromine and Crude salt	$24,663,244	75%	$14,181,054	66%
Chemical Products	$8,121,203	25%	$7,164,833	34%
Income from operations before corporate costs	$32,784,447	100%	$21,345,887	100%
Corporate costs	$(2,209,290)		$(1,320,959)
Income from operations	$30,577,157		$20,024,928

Income from operations was $30,577,157 in fiscal year 2008 (or 34.9% of net revenue), an increase of $10,552,229 (or approximately 52.7%) over income from operations in fiscal year 2007. This increase resulted primarily from the increase in revenues and relatively lower increase in cost of net sales as shown above. This increase resulted from increases in income from operations in both the bromine and crude salt, and the chemical products segments of the Company. In fiscal year 2008, income from operations in the bromine and crude salt segment was $24,663,244, an increase of 73% from $14,181,054 in fiscal year 2007. In fiscal year 2008, income from operations in the chemical products division was $8,121,203, an increase of 13% from income from operations in this division of $7,164,833 in fiscal year 2007. The increase in the income from operations of bromine and crude salt was primarily as a result of the assets acquisitions. The increase in the income from operations of our chemical products was due to the new product of friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2008.

Other Income (Expense) Other income was $30,254 for fiscal year 2008, an increase of $23,537 from the other income of $6,717 for fiscal year 2007. This increase was primarily due to the $34,018 of interest income and $3,764 of sundry expense.

Net Income Net income was $22,395,472 in fiscal year 2008, an increase of $10,162,509 (or approximately 83%) as compared to fiscal year 2007. This increase was primarily attributable to the $29,648,672 net revenue increase from Bromine and Crude Salt segment. Another reason for this result was the slightly increase of income taxes by $413,257 from $7,798,682 for fiscal year 2007 to $8,211,939 for fiscal year 2008. Our income taxation rate was 25% in 2008 as compared to 33% in 2007, and it become effective on January 1, 2008.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2009, Cash and Cash Equivalents were $45,536,735 as compared to $30,878,044 as of December 31, 2008.  The components of this increase of $14,658,691 are reflected below.

Cash Flow
	Year Ended December 31
	2009	2008
Net cash provided by operating activities	$39,820,378	$24,896,306
Net cash used in investing activities	$(38,244,301)	$(17,365,195)
Net cash provided by (used in) financing activities	$13,073,463	$11,272,480
Effects of exchange rate changes on cash	$9,151	$1,300,578
Net cash inflow	$14,658,691	$20,104,169

In 2009 the Company met its working capital and capital investment requirements mainly by using operating cash flows

Net Cash Provided by Operating Activities

During the year ended December 31, 2009, we had positive cash flow from operating activities of $39,820,378, primarily attributable to net income of $30,591,415.  Net cash provided by operating activities in 2009 improved by $14,924,072 from that of 2008.  The primary source of this was an increase in 2009 net income, which was $8,195,943 more than in 2008.

Net Cash Provided (Used) by Investing Activities and Financing Activities

The Company used $38,244,301 to acquire additional mineral rights, property, plant and equipment during fiscal year 2009.  The acquisition was financed by cash flows from operating activities.

We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated on-going operating needs for the next twelve (12) months. However we will likely need to raise additional capital in order to fund the ongoing program of acquiring unlicensed bromine properties and increasing our chemical production capacity.  We expect to raise those funds through the issuance of additional shares of our equity securities in one or more public or private offerings, or through credit facilities obtained with lending institutions or a combination of both.  There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.

Working capital at December 31, 2009 was approximately $51,667,215 at December 31, 2009 as compared to $24,669,553 at December 31, 2008. The increase was mainly due to the proceeds from the private placement in December 2009.

For the immediate future we intend to focus our efforts on the activities of SCHC and SYCI. Our short to mid-term strategic plan is based on expansion in the Chinese market. Our long-term strategic goal is to expand our market to overseas countries.  As a result, we may issue additional shares of our capital stock and incur new debt in order to raise cash for acquisitions and other capital expenditures during the next twelve months. On January 4, 2010, the Company approved the commencement of the construction of a new chemical additives production line for waste water treatment, which is expected to start production in July 2010 and the estimated capital expenditure for the new production line is expected to be in the range of $8 million to $10 million.

We may not be able to identify, successfully integrate or profitably manage any businesses or business segment we may acquire, or any expansion of our business. An expansion may involve a number of risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on our condition and results of operations. In addition, if competition for acquisition candidates or operations were to increase, the cost of acquiring businesses could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. We may affect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth.

Contractual Commitments

The following table sets forth payments due by period for fixed contractual obligations as of December 31, 2009.

Contractual obligations	Payments due by period
	Less than				More than
	Total	1 year	1-3 years	3-5 years	5 years
Operating Lease Obligations	$6,840,427	$42,127	$150,355	$157,804	$6,490,141

Critical Accounting Policies and Estimates

Basis of Consolidation

The consolidated financial statements include the accounts of Gulf Resources, Inc. and its wholly-owned subsidiaries, Upper Class Group Limited, a company incorporated in the British Virgin Islands, which owns 100% of Hong Kong Jiaxing Industrial Limited, a company incorporated in Hong Kong (“HKJI”), which owns 100% of SCHC and SYCI, which is 100% owned by SCHC.  All material intercompany transactions have been eliminated on consolidation.

The consolidated financial statements have been restated for all periods prior to the mergers to include the financial position, results of operations and cash flows of the commonly controlled companies.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Accounts Receivable and Allowance of Doubtful Accounts

Accounts receivable is stated at cost, net of allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectivity of trade and other receivables. A considerable amount of judgment is required in assessing the amount of allowance and the Company considers the historic level of credit losses and applies certain percentage to accounts receivable balance. The Company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customer begins to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

As of December 31, 2009 and 2008, allowance for doubtful accounts was nil. No allowances for doubtful accounts were charged to the income statement for the years ended December 31, 2009, 2008 and 2007.

Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivable exists as the Company sells a substantial portion of its products to a limited number of customers. However, such concentrations of credit risks are limited since the Company performs ongoing credit evaluations of its customers’ financial condition and due to the generally short payment terms.

Inventories

Inventories are stated at the lower of cost, determined on a first-in first-out cost basis, or market. Costs of work-in-progress and finished goods comprise of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is based on estimated selling price less costs to complete and selling expenses.

Property, Plant and Equipment

Property, Plant and Equipment are stated at cost. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

Mineral rights are recorded at cost. Mineral rights are amortized ratably over the term of the lease, or the equivalent term under the units of production method, whichever is shorter.

The Company’s depreciation and amortization policies on fixed assets other than mineral rights and construction in progress are as follows:

Useful life (in years)
Buildings	20
Machinery	8
Motor vehicles	5
Equipment	8

Asset Retirement Obligation

The Company follows a uniform methodology for accounting for estimated reclamation and abandonment costs. The fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

Recoverability of Long Lived Assets

Long-lived and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material.

Retirement Benefits

Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries.  The required contributions under the retirement plans are charged to the consolidated income statement on an accrual basis when they are due. The Company’s contributions totaled $270,324, $151,005 and nil for the years ended December 31, 2009, 2008 and 2007, respectively.

Mineral Rights

The Company follows FASB ASC 805 that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights are included in property, plant and equipment.

Reporting Currency and Translation

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency is the United States dollar (“USD”).  Assets and liabilities of the Company have been translated into dollars using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Foreign Operations

All of the Company’s operations and assets are located in China.  The Company may be adversely affected by possible political or economic events in this country.  The effect of these factors cannot be accurately predicted.

Revenue Recognition

The Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.  Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Shipping and Handling Fees and Costs

The Company does not charge its customers for shipping and handling.  The Company classifies shipping and handling costs as part of the cost of net sales, which amounted to $492,582, $424,819 and $384,868 for the years ended December 31, 2009, 2008 and 2007, respectively.

Stock-based compensation

Common stock, stock options and stock warrants issued to employees or directors are recorded at their fair values estimated at grant date using the Black-Scholes model and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period.

Common stock, stock options and stock warrants issued to other than employees or directors are recorded on the basis of their fair value using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts the measurement date is the date that the service is complete. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

Basic and Diluted Net Income per Share of Common Stock

Basic earnings per common share are based on the weighted average number of shares outstanding during the periods presented.  Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since July 20, 2007, the People’s Bank of China has increased the interest rate of Renminbi bank loans with a term of six months or less by 0.2% and loans with a term of six to 12 months by 0.3%. The new interest rates are approximately 6.0% and 6.8% for Renminbi bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on our bank loans secured before July 28, 2007. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Credit Risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in Renminbi, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Most of the transactions of the Company are settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company is not exposed to significant foreign currency risk.

Inflation

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our products do not increase with these increased costs.

Company’s Operations are Substantially in Foreign Countries

Substantially all of our operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, the Company and its subsidiaries’ operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” in this prospectus.

DESCRIPTION OF THE BUSINESS

Introduction

We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals. To date, our products have been sold only within the People’s Republic of China.

The Company’s functional currency is the Renminbi, which had an average exchange rate of $0.13167, $0.14415 and $0.14642 during fiscal year 2007, 2008 and 2009 respectively.

Our Corporate History

From November 1993 through August 2006, we were engaged in the business of owning, leasing and operating coin and debit card pay-per copy photocopy machines, fax machines, microfilm reader-printers and accessory equipment. Due to the increased use of internet services, demand for our services declined sharply, and in August 2006, our Board of Directors decided to discontinue our operations.

Upper Class Group Limited, incorporated in the British Virgin Islands in July 2006, acquired all the outstanding stock of Shouguang City Haoyuan Chemical Company Limited (“SCHC”), a company incorporated in Shouguang City, Shandong Province, the People’s Republic of China, in May 2005. At the time of the acquisition, members of the family of Mr. Ming Yang, our then chief executive officer, owned approximately 63.20% of the outstanding shares of Upper Class Group Limited.  Since the ownership of Upper Class Group Limited and SCHC was then substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, we, then known as Diversifax, Inc., a public “shell” company, acquired Upper Class Group Limited and SCHC. Under the terms of the agreement, the stockholders of Upper Class Group Limited received 6,625,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all outstanding shares of Upper Class Group Limited. Members of the Yang family received approximately 62% of our common stock as a result of the acquisition.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited. Share and per share amounts stated have been retroactively adjusted to reflect the share exchange.

To satisfy certain ministerial requirements necessary to confirm certain government approvals required in connection with the acquisition of SCHC by Upper Class Group Limited, the shares of SCHC were transferred to a newly formed Hong Kong corporation named Hong Kong Jiaxing, all of the outstanding shares of which are now owned by Upper Class Group Limited.

On February 5, 2007, we acquired Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), a company incorporated in the People’s Republic of China, in October 2000. Under the terms of the acquisition agreement, the stockholders of SYCI received a total of 4,047,030 shares of common stock of Gulf Resources, Inc. in exchange for all outstanding shares of SYCI’s common stock.  Simultaneously with the completion of the acquisition, a dividend of $2,550,000 was paid to the former stockholders of SYCI.  At the time of the acquisition, approximately 49.1% of the outstanding shares of SYCI were owned by Ms. Yu, Mr. Yang’s wife, and the remaining 50.9% of the outstanding shares of SYCI were owned by SCHC, all of whose outstanding shares were owned by Mr. Yang and his wife.   Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of SYCI at their carrying amounts. Share and per share amounts have been retroactively adjusted to reflect the acquisition.

As a result of the transactions described above, our corporate structure is linear.  That is Gulf Resources owns 100% of the outstanding shares of Upper Class Group Limited, which owns 100% of the outstanding shares of Hong Kong Jiaxing, which owns 100% of the outstanding shares of SCHC, which owns 100% of the outstanding shares of SYCI.  Further, as a result of our acquisitions of SCHC and SYCI, our historical financial statements, as contained in our Condensed Consolidated Financial Statements and Management’s Discussion and Analysis, appearing elsewhere in the report, reflect the accounts of SCHC and SYCI.

Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong, People’s Republic of China. Our telephone number is +86 (536) 5670008. Our website address is www.gulfresourcesinc.cn. The information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

In January 2007, stockholders holding approximately 62% of the then outstanding shares of our common stock consented in writing to change our corporate name from Diversifax, Inc. to Gulf Resources, Inc. Accordingly, on February 20, 2007, we filed a Certificate of Amendment to our Certificate of Incorporation changing our corporate name to Gulf Resources, Inc.

On November 28, 2007, we amended our certificate of incorporation to increase our authorized shares of common stock from 70,000,000 to 400,000,000 and to effect a 2-for-1 forward stock split of our outstanding shares of common stock.

On October 6, 2009, we amended our certificate of incorporation to effect a 1-for-4 reverse stock split of our outstanding shares of common stock on October 9, 2009.

Acquisitions of Bromine Production Facilities

On April 7, 2007, the Company acquired substantially all of the assets of Wenbo Yu in the Shouguang City Qinshuibo (the “Yuwenbo property” or “Factory No. 2”). The Yuwenbo property includes a 50-year mineral rights and production land lease covering 747 hectares, or 7.5 square kilometers, of real property, with non-reserve mineralized materials of approximately 223,000 tons of bromine and 575 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $5,100,000, consisting of an aggregate of 399,643 shares of our common stock and cash in the amount $3,051,282.

On June 8, 2007, the Company acquired substantially all of the assets of Dong Hua Yang in the Dong Ying City Liu Hu Area (the “Yangdonghua property or “Factory No. 3”). The Yangdonghua property includes a 50-year mineral rights and land lease covering 938 hectares of real property, with non-reserve mineralized materials of approximately 235,000 tons of bromine and 405 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $6,667,538, consisting of an aggregate of 204,898 shares of our common stock and cash in the amount $4,837,233 and interest-free promissory note in the aggregate principal amount of $889,005.

On October 25, 2007, the Company acquired substantially all of the assets owned by Jiancai Wang in the Shouguang City Renjia Area (the “Wangjiancai property” or “Factory No.4”).  The Wangjiancai property includes a 50-year mineral rights and land lease covering 876 hectares of real property, with non-reserve mineralized materials of approximately 225,000 tons of bromine and 398 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property.  The total purchase price for the acquired assets was $6,399,147, of which $2,519,664 was paid at the closing and the remaining $3,879,483 was paid within five days after the closing.

On October 26, 2007, the Company acquired substantially all of the assets owned by Xingji Liu in the Shouguang City Houxing Area (the “Liuxingji property” or “Factory No. 5”).  The Liuxingji property includes a 50-year mineral rights and land lease covering 935 hectares of real property, with non-reserve mineralized materials of approximately 240,000 tons of bromine and 432 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $6,665,778.

On January 8th, 2008, the Company acquired substantially all of the assets owned by Xiaodong Yang in the Shouguang City Hanting Area (the “Yangxiaodong property” or “Factory No. 6”).  The Yangxiaodong property includes a 50-year mineral rights and land lease covering 1,069 hectares of real property, with non-reserve mineralized materials of  approximately 205,000 tons of bromine and 294 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $9,722,222.

On January 30, 2009, the Company acquired substantially all of the assets owned by Qiufen Yuan, Han Wang and Yufen Zhang in the Shouguang City Renjiazhuangzi Village North Area (the ‘Yuan-Wang-Zhang property” or “Factory No. 7”).  The Yuan-Wang-Zhang property includes a 50-year mineral rights and land lease covering 652 hectares of real property, with non-reserve mineralized materials of  approximately 3,000 tons of bromine and 200,000 tons of crude salt, and 350 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $11,500,000, of which $10,000,000 was paid in cash and $1,500,000 was paid by the issuance of 375,000 shares of the Company’s common stock on March 3, 2009.

On September 30, 2009, the company acquired substantially all of the assets owned by FengxiaYuan, Han Wang and Qing Yang in the Shouguang City Yingli Township Beishan Village (the “ Fengxia Yuan, Han Wang& Qing Yang property” or Factory No. 8”). The FengxiaYuan, Han Wang and Qing Yang property includes a 50-year mineral rights and land lease covering 11.02 KM2 of real property, with non-reserve mineralized materials of approximately 150,000 tons of bromine, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property .The total purchase price for the acquired assets was $16,930,548, consisting of $11,516,960 in cash and 1,057,342 shares of the Company’s Common Stock valued at $5,413,588.

Each of the asset acquisitions described above was not in operation when the Company acquired the asset.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to the Factory No. 2, the assets had not been operational for nine months; with respect to Factory No. 3, the assets had not been operational for eleven months; with respect to Factory No. 4 and 5, the assets had not been operational for fifteen months; with respect to Factory No. 6, the assets had not been operational for eighteen months; with respect to Factory No. 7, the assets had not been operational for twelve months; with respect to Factory No. 8, the assets had not been operational for eight months.

Recent Developments

On January 24, 2009, the Company entered into an agreement to issue 5,250,000 shares of the Company’s common stock at a price equal to $1.0137 per share to Top King Group Limited (“Top King”), Billion Gold Group Limited (“Billion Gold”), Topgood International Limited (“Topgood”), in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company, a shareholder of the Company.  On March 3, 2009 the Company issued the 5.25 million shares and the aforesaid loans were deemed paid in full and cancelled.

On December 11, 2009, we entered into a securities purchase agreement with institutional investors, pursuant to which we sold 2,941,182 shares of our common stock at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million.   The closing of the financing occurred on December 21, 2009.

Our Business Segments

Our business operations are conducted in two segments, bromine and crude salt, and chemical products.  We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.  We conduct all of our operations in China, in close proximity to China’s petrochemical and oil refinery manufacturing base and its rapidly growing market.

Bromine and Crude Salt

We manufacture and distribute bromine through our wholly-owned subsidiary, Shouguang City Haoyuan Chemical Company Limited, or SCHC.  Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine.   Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used to form intermediates in organic synthesis, in which it is somewhat preferable over iodine due to its lower cost.  Our bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to figures published by the China Crude Salt Association,  we are one of the largest manufacturers of bromine in China, as measured by production output.

The extraction of bromine in the Shandong Province is limited by the Provincial Government to six licensees.  We hold one of such licenses.  The other five license holders produce bromine mainly for their own consumption.  There are only six licensed bromine producers in Shandong Province, and the government has shut down hundreds of small unlicensed producers.  Part of our business strategy is to acquire these producers and to use our bromine to expand our downstream chemical operations.

Location of Production Sites

Our production sites are located in the Shandong Province in northeastern China. The productive formation (otherwise referred to as the “working region”), extends from latitude N 36°56’ to N 37°20’ and from longitude E 118°38’ to E 119°14’, in the north region of Shouguang city, from the Xiaoqing River of Shouguang city to the west of the Dan River, bordering on Hanting District in the east, from the main channel of “Leading the Yellow River to Supply Qingdao City Project” in the south to the coastline in the  north. The territory is classified as coastal alluvial – marine plain with an average height two to seven meters above the sea level. The terrain is relatively flat.

Bromine reserve study conducted by Institute of Mineral Resources Chinese Academy of Geological Science

In November 2007 the Institute of Mineral Resources Chinese Academy of Geological Science completed a study of the non-reserve mineralized material included in the assets of SCHC at the time it was acquired (now referred to as the “Haoyuan general facility” or “Factory No. 1”), Factory No. 2 and Factory No. 3. This study determined the occurrences and burying conditions, distribution range and characteristics of natural brine occurring in these assets; analyzed the creation, supply and exploration conditions of these properties.  The study concluded that there are non-reserve mineralized materials of bromine in the amount of 776,000 tons in Factory No. 1, 230,000 tons in Factory No. 2, and 280,000 tons in Factory No. 3, that the natural brine resources of these three assets collectively is about 3.9 billion cubic meters. In addition it estimated that the non-reserve mineralized materials in these three assets collectively are approximately 300 million tons of rock salt (liquid NaCl), 4.3 million tons of potassium chloride, 55 million tons of magnesium chloride, 29 million tons of magnesium sulfate, and 9.8 million tons of calcium sulfate.

Geological background of this region

The Shandong Province working region is located to the east of Lubei Plain and on the south bank of Bohai Laizhou Bay. The geotectonic location bestrides on the North China Platte (I) and north three-level structure units, from west to east including individually the North China Depression, Luxi Plate, and Jiaobei Plate. Meanwhile, 4 V-level structure units including the Dongying Sag of Dongying Depression(IV) of North China Depression, the Buried Lifting Area of Guangrao, Niutou sag and Buried Lifting Area of Shuanghe and are all on two V-level structure units including Xiaying Buried Lifting Area of Weifang Depression (IV) of Luxi Plate and Chuangyi Sag, as well as on a V-level structure units of Jiaobei Buried Lifting Area of Jiaobei Plate.

Processing of Bromine

Natural brine is a complicated salt-water system, containing many ionic compositions in which different ions have close interdependent relationships and which can be reunited to be many dissolved soluble salts such as sodium chloride, potassium chloride, calcium sulfate, potassium sulfate and other similar soluble salts. The goal of natural brine processing is to separate and precipitate the soluble salts or ions away from the water.  Due to the differences in the physical and chemical characteristics of brine samples, the processing methods are varied, and can result in inconsistency of processing and varied technical performance for the different useful components from the natural brine.

Bromine is the first component extracted during the processing of natural brine. In natural brine, the bromine exists in the form of bromine sodium and bromine magnesium and other soluble salts.

The bromine production process is as follows:

1.	natural brine is pumped from underground through extraction wells by subaqueous pumps;

2.	the natural brine then passes through transmission pipelines to storage reservoirs;

3.
the natural brine is sent to the bromine refining plant where bromine is extracted from the natural brine.  In neutral or acidic water, the bromine ion is easily oxidized by adding the oxidative of chlorine, which generates the single bromine away from the brine.  Thereafter the extracted single bromine is blown out by forced air, then absorbed by sulfur dioxide or soda by adding acid, chlorine and sulfur.

4.	the wastewater from this refining process is then transported by pipeline to brine pans;

5.	the evaporation of the wastewater produces crude salt.

Our production feeds include (i) natural brine; (ii) vitriol; (iii) chlorine; (iv) sulfur; and (v) coal.

Soluble salts

The extraction of natural brine’s soluble salts is accomplished through the method known as distillation crystallization, in which the extracted natural brine is placed into containing pools and then exposed to natural sunshine, which makes the soluble salts reach the saturation point and precipitate after crystallization. This is a relatively simple method to operate with low processing costs.

Chemical Products

We produce chemical products through our wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Company Limited, or SYCI.  The products we produce and the markets in which they are sold include, among others:

Product name	Application sector
Hydroxyl guar gum	Oil Exploration & Production
Demulsified agent	Oil Exploration & Production
Corrosion inhibitor for acidizing	Oil Exploration & Production
Bactericide	Oil Exploration / Agricultural
Chelant	Paper Making
Iron ion stabilizer	Oil Exploration & Production
Clay stabilizing agent	Oil Exploration & Production
Flocculants agent	Paper Making
Remaining agent	Paper Making
Expanding agent with enhanced gentleness	Paper Making

SYCI concentrates its efforts on the production and sale of chemical products that are in used in oil and gas field explorations, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents, and inorganic chemicals. SYCI also engages in research and development of commonly used chemical products as well as medicine intermediates. Currently, SYCI’s annual production of oil and gas field exploration products and related chemicals is over 10,000 tons, and its production of papermaking-related chemical products is over 3,500 tons. These products are mainly distributed to large domestic papermaking manufacturers and major oilfields such as Shengli Oilfield, Daqing Oilfield, Zhongyuan Oilfield, Huabei Oilfield, and Talimu Oilfields.

On August 31, 2008, SYCI completed the construction of a new chemical production line. It passed the examination by Shouguang City Administration of Work Safety and local fire department. This new production line focuses on producing environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration. The line has an expected annual production capacity of 5,000 tons. Formal production of this chemical production line started on September 15, 2008.

In January 2010, the Company commenced the construction of a new chemical additives production line for waste water treatment and expects it to start production in July of 2010 with chemical additives production capacity of 3,000 metric tons per year. The new production line is located in the Company’s SYCI’s chemical plant.

SYCI’s headquarters are located in Shouguang City at 2nd Living District, Qinghe Oil Factory, Shouguang City, Shandong Province, China. The company has been certified as ISO9001-2000 compliant and received the Quality Products and Services Guarantee Certificate from China Association for Quality. SYCI has been accredited by Shandong as a Provincial Credit Enterprises and is a Class One supplier for both China Petroleum & Chemical Corporation (“SINOPEC’) and PetroChina Company Limited. SYCI has been engaged in product innovation and R&D projects with Shandong University, Shandong Institute of Light Industry, Southeast University and other higher education institutions. SYCI has hired three college professors and three professionals who hold PhD degrees to lead its Research and Development Department.

Segment disclosure

We follow SFAS No. 131, Disclosures about Segments of and Enterprise and Related Information, which requires us to provide certain information about our operating segments.  We have two reportable segments:  bromine and crude salt and chemical products.

	Net Revenue by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segments		Percent of total		Percent of total
Bromine and Crude salt	$54,874,656	67.8%	$47,627,468	75.2%
Chemical Products	26,016,938	32.2%	15,727,141	24.8%
Total Revenues	$80,891,594	100.0%	$63,354,609	100.0%

Nine Months Ended September 30,
2009 vs. 2008
Segment	Percent increase of Net revenue
Bromine and Crude salt	15.2%
Chemical Products	65.4%

	Income from Operations by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segment		Percent of total		Percent of total
Bromine and Crude salt	$23,986,058	73.0%	$18,427,749	77.8%
Chemical Products	8,879,769	27.0%	5,252,071	22.2%
Income from operations before corporate costs	32,865,827	100.0%	23,679,820	100.0%
Corporate costs	(836,152)		(1,590,412)
Income from operations	$32,029,675		$22,089,408

	Net Sales by Segments
	Twelve Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2007
Segment		% of total		% of total
Bromine and Crude salt	$63,664,159	73%	$34,015,484	63%
Chemical Products	$23,824,178	27%	$20,233,166	37%
Total sales	$87,488,334	100%	$54,248,650	100%

	Percentage Increase in Net Sales from fiscal year 2006 to 2007	Percentage Increase in Net Sales from fiscal year 2007 to 2008
Segment
Bromine and Crude salt	90.8%	87%
Chemical Products	45.4%	18%

SCHC Product sold in metric tons	Year ended 12/31/08	Year ended 12/31/07	Percentage Change
Bromine	28,673	17,648	+62.47%

Crude Salt	66,500	51,000	+30.39%

	Income from Operations by Segment
	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007
Segment		% of total		% of total
Bromine and Crude salt	$24,663,244	75	$14,181,054	66
Chemical Products	$8,121,203	25	$7,164,833	34
Income from operations before corporate costs	$32,784,447	100	$21,345,887	100
Corporate costs	$(2,063,050)		$(1,320,959)
Income from operations	$30,721,397		$20,024,928

	Bromine
	and Crude	Chemical	Segment		Consolidated
	Salt	Products	Total	Corporate	Total
December 31, 2008

Net revenue	$63,664,156	$23,824,178	87,488,334	$-	$87,488,334
Income from operations	24,663,244	8,121,203	32,784,447	(2,063,050)	30,721,397
Total assets	67,868,644	20,899,118	88,767,762	591,704	89,359,466
Depreciation and amortization	4,123,131	604,734	4,727,865	-	4,727,865
Capital expenditures	10,529,284	6,835,909	17,365,195	-	17,365,195

December 31, 2007

Net revenue	$34,015,484	$20,233,166	$54,248,650	$-	$54,248,650
Income (loss) from operations	14,181,054	7,164,833	21,345,887	(1,320,959)	20,024,928
Total assets	36,614,939	9,516,930	46,131,869	197,963	46,329,831
Depreciation and amortization	1,111,580	186,871	1,298,451	-	1,298,451

Sales and Marketing

As of December 31, 2009, we had an in-house sales staff of eleven employee  Our customers send their orders to us, usually with cash paid in advance.  Our in-house sales staff then attempts to satisfy these orders based on our actual product production and inventories. Many of our customers have a long term relationship with us, and while we expect this to continue due to continuing high demand for mineral products, this can’t be guaranteed.

Principal Customers

In 2008, our revenues from bromine and crude salt were approximately $63,664,156.  We sell a substantial portion of our products to a limited number of customers.  Our principal customers during 2008 were Shouguang City Weidong Chemical Company Limited, Shouguang City Ruitai Chemical Company Limited, Weifang City Luguang Chemical Company Limited, Shouguang City Fu Hai Chemical Company Limited, and Dongying Hongze Chemical Company Limited, Shandong Morui Chemical Company Limited and Shouguang City Rongyuan Chemical Company Limited.

During the year ended December 31, 2008, sales to our three largest bromine customers, based on net sales made to such customers, aggregated $21,427,380, or approximately 35% of total net sales, and sales to our largest customer represented approximately 14.5% of total net sales. At December 31, 2008, amounts due from these customers totaled $2,750,621.

During the 12 months ended December 31, 2007, sales to our three largest bromine customers, based on net revenue derived from such customers, aggregated $19,010,000, or approximately 56% of total bromine and crude salt net revenue.  At December 31, 2007, amounts due from these customers totaled approximately $2,552,068.

This concentration of customers makes us vulnerable to an adverse near-term impact, should one or more of these relationships be terminated.

In 2008, our revenues from our bromine and crude salt business were approximately $63.0 million.  The following table shows our major customers (9% or more) for our bromide and crude salt business for the year ended December 31, 2008.

Number	Customer	Revenue (000’s)	Percentage of Segment’s Revenue (%)
1	Shandong Morui Chemical Company Limited	$8,912	14.50%
2	Shouguang City Rongyuan Chemical Company Limited	$6,662	10.84%
3	Shouguang Fuhai Chemical Company Limited	$5,853	9.53%
TOTAL		$21,427	34.87%

In 2008, our revenues from our chemicals business were approximately $23.8 million.  The following table shows our major customers (10% or more) for our chemicals business as of December 31, 2008:

Number	Customer	Revenue (000’s)	Percentage of Segment’s Revenue (%)
1	Talimu Oil Company -1st, 2nd, and 3rd exploiture dept. Ltd. (1)	$8,554	35.92%
2	Sinopec Shengli -field Ltd’s Qinghe factory	$4,160	17.47%
3	Wuhan City Chenming Hanyang Papermaking Ltd	$3,656	15.36%
TOTAL		$16,371	68.75%

(1)           Represents sales to three autonomous entities within a single corporate group.

Principal Suppliers

Our principle suppliers during 2009 were Shandong Haihua Chlor-Alkali Resin Co., Ltd., Shandong Dadi Salt Group Co., Ltd. and Shandong Shouguang Hongye Trade Co.,Ltd.  Our principal suppliers during 2008 were Shandong Haike Shengli Electric Chemical Co., Ltd, Shandong Ruitai Chemicals Co., LTD, and Shouguang City Xingyi Fuel Commercial Company Limited, and during 2007 were Shandong Haike Shengli Electric Chemical Co., Ltd., Shandong Ruitai Chemicals Co., Ltd, and Shouguang City Xingyi Fuel Commercial Company Limited.

During the 12 months ended December 31, 2008, we purchased 74.2% of our raw material from two suppliers.  Shandong Haike Shengli Electric Chemical Co., Ltd accounted for 31.61 % of our purchases of raw materials and Shandong Ruitai Chemicals Co., LTD accounted for 42.67%   of our purchases of raw materials, respectively during that period. As of December 31, 2008, the accounts payable due these suppliers was approximately $558,598.

During 2007, we purchased 49% of our products from two suppliers. At December 31, 2007, the aggregate amount due these suppliers were $1,395,300.

This supplier concentration makes us vulnerable to a near-term adverse impact, should the relationships be terminated.

Business Strategy

Expansion of Production Capacity to Meet Demand

▼	Bromine and Crude Salt

The Company has announced its intent to acquire bromine properties that are unlicensed and thus not legally permitted to produce bromine.  In 2007 and 2008 the Company acquired five such properties and in 2009 the Company acquired another two properties.  These seven acquisitions expanded our annual production capacity to 43,300 metric tons of bromine and 350,000 metric tons of crude salt.  These properties were purchased with a combination of cash and shares of our common stock, at purchase prices totaling $62,985,233. The Company expects that it will continue its acquisition program in 2010 and that these acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities, including securities issued to the sellers.

▼	Chemical Products

To expand its chemical production capacity, the Company intends to acquire chemical product producers.  These acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities.

Competition

The markets for our products have been experiencing increased levels of demand as China continues its recent pace of accelerated growth.  Nevertheless, the markets for our products are highly competitive.  To date, our sales have been limited to customers within the PRC and we expect that our sales will remain primarily domestic for the immediate future.  Our marketing strategy involves developing long term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

Many of our competitors, particularly those engaged in the distribution of chemicals, are better established than us, have larger infrastructures, greater resources and the capacity to respond to much larger contracts.

Our principal competitors in the bromine and crude salts business are Shandong Hai Hua Holding Limited, Shouguang Fu Kang Medicines Manufacturing Company Limited, Shouguang Weidong Chemical Company Limited, and Shandong Cai Yangzi Salt Field Company, all of which produce bromine principally for use in their chemicals businesses.

Our principal competitors in the chemicals business are Shandong Haihua Group Ltd., Shouguang  Weidong Salt Field Co Ltd., Shouguang Fukang Pharmaceutical Co., Ltd., and Shouguang Caiyangzi Salt Field Co., Ltd.

Government Regulation

The following is a summary of the principal governmental laws and regulations that are or may be applicable to our operations in the PRC. The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws.

In the natural resources sector, the PRC and the various Provinces have enacted a series of laws and regulations over the past 20 years, including laws and regulations designed to improve safety and decrease environmental degradation.  The “China Mineral Resources Law” declares state ownership of all mineral resources in the PRC.  However, mineral exploration rights can be purchased, sold and transferred to foreign owned companies. Mineral resource rights are granted by the Central Government permitting recipients to conduct mineral resource activities in a specific area during the license period. These rights entitle the licensee to undertake mineral resource activities and infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. The licensee is required to submit a proposal and feasibility studies to the relevant authority and to pay the Central Government a natural resources fee in an amount equal to a percent of annual sales.  Shandong Province has determined that bromine is to be extracted only by licensed entities and we have received one of six licenses granted. Despite the provinces desire to limit extraction to licensed entities hundreds of smaller operations continue to extract bromine without licenses.

The Ministry of Land and Resources (MLR) is the principal regulator of mineral rights in China. The Ministry has authority to grant licenses for land-use and exploration rights, issue permits for mineral rights and leases, oversee the fees charged for them and their transfer, and review reserve evaluations.

All of our operating activities in China have been authorized by land and resources departments of local governments.   In addition, all of our operations are subject to and have passed government safety inspections. We also have been granted environmental certification from the PRC Bureau of Environmental Protection.

Employees

As of December 31, 2009, we had 696 full-time employees, of whom 82% are with SCHC and 18% are with SYCI.  Approximately 2% of our employees are management personnel and 3% are sales and procurement staff.   20% of our employees have a college degree or higher. None of our employees is represented by a union.

Our employees in China participate in a state pension arrangement organized by Chinese municipal and provincial governments. We are required to contribute to the arrangement at the rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurance. Our total contribution may amount to 31% of the average monthly salary. We have purchased social insurance for all of our employees. Expense related to social insurance was approximately $374,744 for fiscal year 2009.

Research and Development

On June 11, 2007, the Company entered into a five year agreement with East China University of Science and Technology to establish a Co-Op Research and Development Center. The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry. Professor Ji of East China University is the Center’s manager. He will provide his expertise in chemical applications and medicine engineering. SYCI will make an annual payment of $500,000 to the center until the agreement expires on June 14, 2012.  All research findings and patents developed by this Center will belong to Gulf Resources.

Legal proceedings

We are not currently a party to any legal proceedings.  We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that could have a material effect on our business, financial condition or results of operations.

Properties

FIGURE 2.1 - REGIONAL MAP OF MINING PROPERTIES

FIGURE 2.2 - DETAILED MAP OF MINING PROPERTIES

Guang
No.3
Yangkou Port
Bohai Bay
Ding Thorpe
Dong
Rao
Yangkou
No.1
Qing
No.7
No.5
No.4
No.2
Renjiazhuangzi
Zhengjia
zhuangzi
High
way
Country
No.8
Dajiawa
No.6
Yingli
Yangzi
Taitou
Hou
Township
Hanting
District
Shouguang
City

Cangzhou City
Yantai City
Dongying
City
Shouguang
City
Jinan City
Weifang
City
Shan Dong Province
Qingdao City
Heze City
Linyi City
Key
Highway
National Rd.
Provincial Rd.
Railway
Water System
Province
Boundary
Mining Property
Boundary
0
5
10km

Dated:December 31, 2008

We do not own any land, though we do own some of the buildings on land we lease. Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong Province, People’s Republic of China, which also is the headquarters of SCHC. These offices are located on approximately 17,342 square meters of land owned by Shouguang City Wo Pu Town Ba Mian He Village. The lease for the land expires on March 31, 2054. The annual rent for the land is RMB 46,230, or approximately US$5,779. The building on this land has approximately 3,335 square meters of usable space and is owned by SCHC.

SYCI’s headquarters are located in the 2nd Living District, Shouguang City, Shandong Province, People’s Republic of China. SYCI’s headquarters are located on approximately 18,768 square meters of land owned by Shouguang City Houxin village. There are three buildings owned by SYCI located on the property. Two of the buildings are operational plants of steel structure with an aggregate of approximately 1,560 square meters of production space and a total of 4,000 square meters for pump rooms, boiler rooms, finished products and raw materials storage. The third building is primarily for administration and has approximately 795 square meters.   The company has a 50 year lease on the land from April 1, 1998 to March 31, 2048 at an annual rent of RMB200,000 or $25,641.

The Company operates its bromine and crude salt production facilities through its wholly-owned subsidiary SCHC.  SCHC has land use rights to eight properties totaling nearly 10,454 hectares located on the south bank of Laizhou Bay on the Shandong Peninsula of the People’s Republic of China (“China”).  Each of the properties is accessible by road. The Yiyang railway line is within 50 kilometers and the Yangkou port is five kilometers away.

Each of the eight properties contains natural brine deposits which are extracted through wells and are used to extract bromine and produce crude salt. Bromine is a simple molecular element which is produced by extracting the bromine ion from natural brine. Crude salt is sodium chloride.  Bromine is an important chemical raw material in flame retardants, fire extinguishing agents, refrigerants, photographic materials, pharmaceuticals, pesticides, and oil and other industries.  Crude salt, also known as industrial salt, is used in a wade range of chemical industries, is the main raw material in the soda and chlor-alkali industries and can be widely used in agricultural, animal husbandry, fisheries and food processing industries.  Crude salt is also the main raw material for edible salt.

Nature of Ownership Interest in the Properties

The Company does not own any property but has entered into contracts with the local government to acquire land use rights for a period of 50 years.  The contracts required us to pay a one-time fee plus an annual rent.

Mineral Rights

The Chinese and provincial governments have enacted a series of laws and regulations relating to the natural resources sector over the past 20 years, including laws and regulations designed to improve safety and decrease environmental degradation.  The “China Mineral Resources Law” declares state ownership of all mineral resources in China.  However, mineral exploration rights can be purchased, sold and transferred to both domestic and foreign owned companies. Mineral resource rights are granted by the central government permitting recipients to conduct mineral resource activities in a specific area during the license period.  These rights entitle the licensee to undertake mineral resource activities and infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. The licensee is required to submit a proposal and feasibility studies to the relevant authority and to pay the central government a natural resources fees in an amount equal to 2% of annual bromine sales.  The Company was exempt from paying the fee prior to January 1, 2008.  Shandong province has determined that bromine is to be extracted only by licensed entities.

Our mineral rights are issued by the local government and allow for a one year period of mining.  The rights provide us with the exclusive rights to explore and extract natural brine under the leased land and produce bromine and crude salt. The government performs an annual inspection of the company’s previous year’s state of production & operations at beginning of each year.  The annual inspection reviews: whether the production is safe and if any accidents occurred during the previous year, whether the mineral resources compensation fees and other taxes were timely paid, whether employees’ salary and welfare benefits were timely paid, whether the company meets environment protection meet standards. Only those companies who pass the inspection receive mineral rights for another one year term; for those companies who do not pass the inspection, additional mineral rights are not allocated until they can meet the requirements. If there is major safety accident, the government may revoke the mining permit.  All of the relevant documentation to apply for renewal of mining rights must be filed with the Land and Resources Bureau before March 31st each year.

All of our bromine and crude salt production facilities have been authorized by the local land and resources departments and are included under a single permit, which was originally issued in January 2005.   In addition, all of our operations are subject to and have passed government safety inspections. We also have been granted environmental certification from the PRC Bureau of Environmental Protection.

Each of the eight properties is in the production stage and operates bromine extraction and crude salt production facilities.  The facilities each include wells, which are used to extract natural brine from underground, natural brine transmission pipelines, natural brine storage reservoirs, bromine refining equipment, wastewater transport pipes, and drying brine drying pans.

The equipment and facilities described above were constructed within three months after the acquisition of each of our respective properties using the latest technology and equipment and do not currently require modernization.  Because bromine is a highly corrosive liquid, the equipment undergoes inspection and maintenance each year, especially the subaqueous pumps which need to be regularly inspected and maintained or replaced.

As of December 31, 2009, the Company had invested approximately $62.5 million in its seven production factories, facilities and paid approximately $5.9 million in prepaid land lease payments.  In addition, the company estimates that equipment maintenance will cost approximately $1.0 million each year and that it will invest approximately $2.0 million in new extraction wells.

Each of the seven bromine production facilities are provided with electricity and water by local government utilities.

Following is a description of the land use and mineral rights related to each of the eight properties held by SCHC as of December 31, 2009.

Property	Factory No. 1 – Haoyuan General Factory
Area	4,135 hectares
Date of Acquisition	February 5, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2054
Prior fees paid for land use rights	RMB3.9 million
Annual Rent	RMB3,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 2 – Yuwenbo
Area	747 hectares
Date of Acquisition	April 7, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2052
Prior Fees Paid For Land Use Rights	RMB7.5 million
Annual Rent	RMB20,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 3 – Yangdonghua
Area	938 hectares
Date of Acquisition	June 11, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2052
Prior Fees Paid For Land Use Rights	RMB5 million
Annual Rent	10,669
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 4 – Wangjiancai
Area	876 hectares
Date of Acquisition	October 25, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2054
Annual Rent	19,000
Prior Fees Paid For Land Use Rights	RMB8.3 million
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 5 – Liuxingji
Area	935 hectares
Date of Acquisition	October 26, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2055
Annual Rent	RMB14,000
Prior Fees Paid for Land Use Rights	RMB6.5 million
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 6 – Yangxiaodong
Area	1,069 hectares
Date of Acquisition	January 8, 2008
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2055
Prior Fees Paid for Land Use Rights	RMB9.1 million
Annual Rent	RMB17,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 7 – Qiufen Yuan, Han Wang, Yufen Zhang
Area	652 hectares
Date of Acquisition	January 30, 2009
Land Use Rights Lease Term	50 years
Land Use Rights Expiration Date	February 22, 2059
Prior Fees Paid for Land Use Rights	N/A
Annual Rent	RMB163,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 8- Fengxia Yuan, Han Wang, Qing Yang
Area	1,102 hectares
Date of Acquisition	September 30, 2009
Land Use Rights Lease Term	50 years
Land Use Rights Expiration Date	August 19, 2059
Prior Fees Paid for Land Use Rights	N/A
Annual Rent	RMB330,600
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

The chart below represents the seven bromine producing properties currently leased by the Company, which are all located in Shouguang City, Shandong Province, China.

Facility	Hectares	Approximate non- reserve mineralized materials (in tons)	Annual Production Capacity (in tons)	2007 Utilization Ratio	2008 Utilization Ratio	2009 Utilization Ratio
Factory No. 1	4,135	776,000	10,000	92.6%	95%	97.33%
Factory No. 2	747	230,000	4,700(1)(2)	74.8%	90%	81.05%
Factory No. 3	938	280,000	3,700(1)(3)	68.7%	87%	88.65%
Factory No. 4	876	225,000	3,900(1)(4)	22.1%	92%	89.40%
Factory No. 5	935	240,000	4,700(1)(5)	20.5%	94%	96.32%
Factory No. 6	1,069	210,000	4,700(1)(6)	—	80%	79.21%
Factory No. 7	654	3,000	3,500(1)(7)	—	—	67.86%
Factory No. 8	1,102	150,000	4,100(1)(8)	—	—	10.24%

(1)
Each of the properties described above was not in operation when the Company acquired the asset.  The owners of each of the properties did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to Factory No. 2, the property had not been operational for nine months; with respect to Factory No. 3, the property had not been operational for eleven months; with respect to Factory No. 4 and No. 5, the property had not been operational for fifteen months; with respect to Factory No. 6, the property had not been operational for eighteen months; with respect to Factory No. 7, the property had not been operational for more than seven months; and with respect to Factory No. 8, the property had not been operational for eight months.  This figures represent estimated annual production capacity based upon existing facilities, historical production rates and capital expenditure the Company planned for these assets to fund improvements and make them operational.

(2)	This facility was acquired on April 7, 2007.
(3)	This facility was acquired on June 11, 2007.
(4)	This facility was acquired on October 25, 2007.
(5)	This facility was acquired on October 26, 2007.
(6)	This facility was acquired on January 8, 2008.
(7)	This facility was acquired on January 30, 2009.
(8)	This facility was acquired on September 30, 2009.

The following table shows the annual production sold for each of our six production facilities and the weighted average price received for all products sold for the last three years.

Facility	2007		2008		2009
	Production (in tons)	Price (RMB/ton)	Production (in tons)	Price (RMB/ton)	Production (in tons)	Price (RMB/ton)
Factory No. 1	9,264	14,435	9,502.2	14,899	11,679.60	12,583.28
Factory No. 2 (1)	3,520	14,172	4,235.1	14,819	4,052.40	12,637.35
Factory No. 3 (2)	2,747	14,491	3,221.1	14,858	4,255.30	12,459.16
Factory No. 4 (3)	816	14,506	3,579.3	14,822	4,112.50	12,589.84
Factory No. 5 (4)	801	14,539	4,396.8	14,843	4,334.50	12,743.72
Factory No. 6 (5)	–	–	3,738.0	14,891	3,802.30	12,581.03
Factory No. 7 (6)	–	–	–	–	2,375.00	12,852.24
Factory No. 8 (7)	–	–	–	–	420.00	15,356.39
Total	17,648		28,673		35,031.60

1.           This property was acquired on April 7, 2007.
2.           This property was acquired on June 11, 2007.
3.           This property was acquired on October 25, 2007.
4.           This property was acquired on October 26, 2007.
5.           This property was acquired on January 8, 2008.
6.           This property was acquired on January 30, 2009.
7.           This property was acquired on September 30, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following discussion sets forth information regarding the executive officers and directors of the Company as of the date of this prospectus.  The board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting.  Provided below is a brief description of our executive officers’ and directors’ business experience during the past five years.

Our directors, executive officers and key employees are:

Name	Age	Title
Ming Yang	42	Chairman and Director
Xiaobin Liu	41	Chief Executive Officer and Director
Min Li	31	Chief Financial Officer
Naihui Miao	40	Secretary and Director
Richard Khaleel	58	Director
Biagio Vignolo	61	Director
Shi Tong Jiang	41	Director
Ya Fei Ji	45	Director

Ming Yang has served as Chairman of Shouguang City Yuxin Chemical Company Limited since July 2000. Since May 2005, Mr. Yang has served as Chairman of Shouguang City Haoyuan Chemical Company Limited, Shouguang City He Mao Yuan Bromize Company Limited, and Shouguang City Qing River Real Estate Construction Company.  He was nominated as director of Qinghe Oil Field Office in 1993, where he managed operations. In 1997 he was appointed chairman and general manager of Shouguang Qinghe Shiye LLC and during the next three years its profits doubled. He took the position of general manager of Shouguang City Yu Xin Chemical Industry Co., Ltd. in 2000. During his stay, he focused on quality management and technology progress, which led to a 100 percent success rate of all products. He also helped the company successfully pass the ISO certification and become a private high-tech enterprise. In 2005 he was appointed to the position of chairman, where he has helped the company to become a leading producer of bromine and crude salt in China.  In 2006 he became the chairman of Gulf Resources, Inc. Mr. Yang has been the representative of Shandong Shouguang congress since 1995 and in 1998 he was awarded as Honorary Entrepreneur in Weifang City.

Xiaobin Liu was appointed as Chief Executive Officer and Director on March 10, 2009. Mr. Liu joined the Company as Vice President in January 2007.  Before he joined the Company, Mr. Liu had served as Vice President of Shenzhen Dasheng Corporation, a public company in China, from 2005 to 2006, Manager of Securities Department with Saige International Trust and Investment Corporation from 2000 to 2005, Vice President with Hainan Wanquanhe Development Corporation from 1995 to 2000.  Prior to that, Mr. Yang worked in the Financial Department of Chinese Black Metal Limited Company from 1992 to 1995 and the Financial Department of Shaanxi Aircraft Manufacturing Company from 1988 to 1992.  Mr. Liu earned a masters degree from the Economic and Management School at Hong Kong City University.

Min Li was appointed a director on October 30, 2007 and resigned on June 22, 2009.  He has served as our Chief Financial Officer since December 2006 and as Chief Financial Officer for Shouguang City Haoyuan Chemical Company Limited. From 2004 to 2006, Mr. Li served as Manager of Financial and Asset Management Department for Shouguang City Yuxin Chemical Company Limited. From 2000 to 2004, Mr. Li served as Manager of the Accounting Department for the Yang Kou Branch of the China Construction Bank.  From 1998 to 1999, he worked at China Construction Bank Shandong branch and in 2000 he worked at the Yangkou Office as the accounting manager. He has helped implement effective cost controls while efficiently increasing the use of capital.

Naihui Miao has served as Chief Operating Officer of Gulf Resources, Inc. since July 10, 2009 and he is in charge of sales, human resource and business management.   Since January 2006, Mr. Miao has served as Director, Secretary of Gulf Resources, Inc. and as Vice-President of Shouguang City Haoyuan Chemical Company Limited.  From 2005 to 2006, Mr. Miao served as Vice President of Shouguang City Yuxin Chemical Company Limited as the deputy general manager.  From 1991 to 2005, Mr. Miao served as a Manager and then Vice President of Shouguang City Commercial Trading Center Company Limited.  He was the director of Shouguang Business Trade Center since 1986.

Richard Khaleel, was appointed a director on October 24, 2007. From 2004 to 2007, Mr. Khaleel served as Executive Vice President and Chief Marketing Officer for the Bank of New York, a $30 billion leading global financial services company, where he helped create and implement programs that grew the institutional asset management business of that bank.  From 1996 to 2003, Mr. Khaleel was Chief Creative Marketing Officer at Alliance Bernstein LP, where he led development and execution of marketing programs for its institutional and retail business. From 1994 to 1996, Mr. Khaleel was vice president of marketing for CNBC, where he was responsible for consumer marketing, strategic planning, positioning and promotions. Prior to 1996, Mr. Khaleel worked in senior marketing positions at various global advertising agencies. He received a degree in Political Science from Princeton University and an MBA in Finance from New York University.

Biagio Vignolo was appointed a director on November 6, 2007.   Mr. Vignolo has been CFO of Perseus Books Group since May of 2008.   Prior to that he was a partner with Tatum, LLC, the largest executive services firm in the US since 2005.    As a Tatum Partner he was the acting CFO for Sara Lee’s $5 billion Hanes Brands, Inc. division where he where he built a separate financial team for the new public company as it separated from Sara Lee and also implemented Sarbanes-Oxley controls.   From 2003 through 2005, Mr. Vignolo was Executive Vice President and Chief Financial Officer at Exide Technologies.   From 1989 to 2001, Mr. Vignolo was Executive Vice President and CFO of Sun Chemical Corp.  Mr. Vignolo received a B.S. degree in Accounting from Rider University.

Shi Tong Jiang was appointed a director on April 23, 2008.  Mr. Jiang is Chief of the Shouguang City Audit Bureau, Shandong Province, has been with the Audit bureau since 1990. During his career at the Shouguang City Audit Bureau he has held multiple positions including, Auditing Officer and Audit Section Deputy Chief. The Shouguang City Audit Bureau is responsible for the independent audit supervision of the affairs of the government. From 1987 to 1990 Mr. Jiang attended Shandong Financial Institution.

Ya Fei Ji was appointed a director on June 13, 2009.  Mr. Ji graduated from East China University in 1992 with a Master’s degree in Fine Chemicals. From 1992 through 1996, Mr. Ji worked as an assistant researcher at the Drug Research Institute of Anhui Province. Mr. Ji taught and conducted research at the China University of Mining and Technology (Beijing) from 1996 until 2001, where he became an Associate Professor in 1999 and received a doctorate degree in chemical engineering in 2001. From 2001 to 2003, Mr. Ji conducted post-doctorate research at the Institute of Materia Medica, Chinese Academy of Medical Sciences and Peking Union Medical College. From 2003 to the present, Mr. Ji has taught and conducted research at the East China University of Science and Technology.  Mr. Ji has published over 40 articles and has applied for two patents.

Corporate Governance: Board Committees and Independent Directors

Board of Directors

We have seven members serving on our board of directors, of which a majority are independent directors. All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. In 2009, our board of directors held seven meetings.

Board Committees

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee.

Audit Committee

Our Board of Directors established an Audit Committee in October 2007. The members of the Audit Committee are Richard Khaleel, Biagio Vignolo and Shi Tong Jiang.  The Audit Committee is responsible for reviewing the results and scope of the audit, and other services provided by our independent auditors, and reviewing and evaluating our system of internal controls.  Mr. Vignolo is the Audit Committee Financial Expert and Mr. Jiang is the chair of the Audit Committee.  Our audit committee met five times during 2009.   Our Board of Directors has determined that Messrs. Khaleel, Vignolo and Jiang are “independent directors” within the meaning of Rule 10A-3 under the Exchange Act, as determined based upon the criteria for “independence” set forth in the rules of The NASDAQ Stock Market, Inc.

Nominating and Corporate Governance Committee

Our Board of Directors established a nomination and corporate governance committee in June 2009.  The purpose of the nominating and corporate governance committee is to assist our board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and in monitoring the process to assess board effectiveness. Each of Ya Fei Ji, Shi Tong Jiang and Richard Khaleel are members of the nominating and corporate governance committee. The nominating and corporate governance committee operates under a written charter. Mr. Jiang is the chairman of nominating and corporate governance committee.

Compensation Committee

The compensation committee is responsible for (a) reviewing and providing recommendations to the board of directors on matters relating to employee compensation and benefit plans, and (b) assisting the board in determining the compensation of the chief executive officer and making recommendations to the board with respect to the compensation of the chief financial officer, other executive officers of the Company and independent directors. Each of Ya Fei Ji, Shi Tong Jiang and Biagio Vignolo are members of the compensation committee. The compensation committee operates under a written charter. Mr. Ji is the chairman of compensation committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on March 13, 2009. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial  and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is included as Exhibit 14 to this report. A printed copy of the Code of Ethics may also be obtained free of charge by writing to Chenming Industrial Park, Shouguang City, Shandong Province, PRC 262714.

Compensation of Officers

Compensation Discussion and Analysis

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities. We believe that other peer companies in China which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes. However, none of our direct competitors are public companies in the U.S. We believe that the compensation of our executive officers is appropriate.

The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors located in China, the base salary paid to our named executive officers is in line with our domestic competitors, such as Shandong Haihua Group Ltd., Weidong Salt Field Co. Ltd. and Shouguang Caiyangzi Salt Field co., Ltd. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Our 2007 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to our named executive officers, and any such grants are approved by our Compensation Committee.

We will consider other elements of compensation, including without limitation, short- and long-term compensation, cash and non-cash, and other equity-based compensation. We believe our current compensation package is comparable to our peers in the industry and is aimed to retain and attract talented individuals.

The following table reflects the cash compensation we paid, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2009 and 2008 to the identified persons, also referred to as named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards (1)	Non-equity incentive plan compensation ($)	Nonqualified Deferred Compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ming Yang, Chief Executive Officer (2)	2008	20,724	N/A	N/A	N/A	N/A	N/A	N/A	20,724
	2009	26,361	N/A	N/A	N/A	N/A	N/A	N/A	26,361

Min Li Chief Financial Officer	2008	14,004	N/A	N/A	N/A	N/A	N/A	N/A	14,004
	2009	17,574	N/A	N/A	25,000	N/A	N/A	N/A	17,574

Xiaobin Liu, Chief Executive Officer(3)	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	43,935	N/A	N/A	25,000	N/A	N/A	N/A	43,935

(1) Represents the number of options granted to the director in 2009.  As of the date of this prospectus, we have not calculated the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R.

(2) Mr. Yang became our Chief Executive Officer on December 11, 2006, and resigned as Chief Executive Officer on March 9, 2009.  Mr. Yang remains the Chairman of our Board of Directors.

(3) Mr. Liu became our Chief Executive Officer on March 10, 2009.

Except as disclosed below under the caption “Directors Compensation,” we have not paid or accrued any fees to any of our executive directors for serving as a member of our Board of Directors. We do not have any retirement, pension, profit sharing or stock option plans or insurance or medical reimbursement plans covering our officers and directors.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Contracts and Termination of Employment, and Change-In-Control

The following employment agreements were entered into by the Company and the following executive officers:

Xiaobin Liu

The Company entered into an employment agreement with Xiaobin Liu on March 12, 2009 to serve as Chief Executive Officer and a member of the board of directors for a term of three years.  Pursuant to the agreement Mr. Liu will receive annual compensation equal to $43,935.  In addition Mr. Liu is entitled to participate in any and all benefit plans from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time.

Min Li

Shouguang Yuxin Chemical Industry Company Limited, or SYCI, entered into an employment agreement with Min Li on March 18, 2008 to serve as chief financial officer for a term of ten years.  Pursuant to the agreement Mr. Li is entitled to participate in any and all benefit plans from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of December 31, 2009, concerning outstanding equity awards granted to the individuals listed in the Summary Compensation Table.

Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ming Yang, CEO	-	-	-	-	-	-	-	-	-

Xiaobin Liu, CEO	25,000			4.80	3/10/19

Min Li, CFO	25,000			4.80	3/10/19

Compensation of Directors

The following table sets for the compensation that we paid to our non-executive directors for 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard Khaleel	32,500	N/A	12,500	N/A	N/A	N/A	32,500
Biagio Vignolo	32,500	N/A	12,500	N/A	N/A	N/A	32,500
Shi Tong Jiang	10,000	N/A	12,500	N/A	N/A	N/A	10,000
Ya Fei Ji	N/A		25,000

(1)  Represents the number of options granted to the director in 2009.  As of the date of this prospectus, we have not calculated the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R.

We have entered into an agreement on October 24, 2007 and November 6, 2007 with Richard Khaleel and Biagio Vignolo, respectively pursuant to which we pay them $32,500 per annum for serving as a director, plus additional fees for serving on committees of the Board.  In addition, those agreements provide that we will grant Mr. Khaleel and Mr. Vignolo options to purchase12,500 shares of our common stock upon execution of the agreements, and on the anniversary of that date in 2008 and 2009 at an exercise price not less than the closing sale price of such stock on the date of grant.  The granting of future options is contingent upon the individual’s continued service with our company.

We have agreed to pay Shi Tong Jiang $10,000 per annum for serving as a director. In May of 2009, we granted to Shi Tong Jiang an option to purchase 12,500 shares of our common stock at an exercise of $4.80 per share.  We do not provide any additional compensation for our executive officers who also serve as directors.

We do not pay Ya Fei Ji any cash compensation for serving as a director.  In June 2009 we granted Y Fei Ji an option to purchase 25,000 shares of our common stock at an exercise price of $4.80 per share for his first year as a director with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the date of this prospectus by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers and director nominees as a group. As of April 21, 2010, we had 34,569,447 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Chenming Industrial Park, Shouguang City, Shandong, China 262714.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of the date of this prospectus, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person, after giving effect to our October 2009 1-for-4 reverse stock split.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding of Common Stock
Beneficial owners of more than 5%:
Billion Gold Group Limited	2,000,000	(1)	5.8%
FMR LLC	3,397,092	(2)	9.8%
Topgood International Limited	1,750,000	(3)	5.1%
Directors and Executive Officers:
Ming Yang	13,391,454	(4)	38.7%
Min Li	50,000	(5)	*
Naihui Miao	50,000	(6)	*
Richard Khaleel	37,500	(7)	*
Biagio Vignolo	37,500	(8)	*
Shi Tong Jiang	12,500	(9)	*
Xiaobin Liu	50,000	(10)	*
Ya Fei Ji	25,000	(11)	*
All directors and executive officers as a group	13,653,954	(4)(5)(6)(7)(8)(9)(10)(11)	39.5%

________

* Less than 1%

(1) The address of Billion Gold Group is No. 41 Huajia Thorpe, Fenghuang Village, Tingzu Township, Echeng District, Ezhou City, Hubei Province, China.

(2) Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,397,092 shares of the Common Stock outstanding of GULF RESOURCES, INC. ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,397,092 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(3)  The address of Topgood International Limited is No. 48 Huajia Thorpe, Fenghuang Village, Tingzu Township, Echeng District, Ezhou City, Hubei Province, China.

(4) Includes 2,512,200 shares owned by Ming Yang, 5,079,721 shares owned by Ms. Wenxiang Yu, the wife of Mr. Yang, 1,674,800 shares owned by Mr. Zhi Yang, Mr. Yang’s son, and 4,124,733 shares owned by  Shandong Haoyuan Industry Group Ltd. (“SHIG”), of which Mr. Yang is the controlling shareholder, chief executive officer and a director.  Mr. Yang disclaims beneficial ownership of the shares owned by his wife and SHIG.

(5) Includes 50,000 shares issuable upon exercise of options held by Mr. Li described above.

(6) Includes 50,000 shares issuable upon exercise of options held by Mr. Miao described above.

(7) Includes 37,500 shares issuable upon exercise of options held by Mr. Khaleel described above.

(8) Includes 37,500 shares issuable upon exercise of options held by Mr. Vignolo described above.

(9) Includes 12,500 shares issuable upon exercise of options held by Mr. Jiang described above.

(10) Includes 50,000 shares issuable upon exercise of options held by Mr. Liu described above.

(11) Includes 25,000 shares issuable upon exercise of options held by Mr. Ji described above.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following table provides a summary of our related party transaction during 2009 and 2008.

	Years ended December 31,
	2009	2008
Waiver of interest expenses during first quarter 2008 by a related party:
Shenzhen Huayin Guaranty and Investment Company Limited (Note i)	$-	$131,533
Note and loan payable – First Capital Limited (Note i)	-	1,650,000
Shenzhen Huayin Guaranty and Investment Company Limited (Note i)	$-	$21,337,493
Due to related party:
Hong Kong Jiaxing Lighting Limited (Note ii)	$-	$852,067
Due to key management	1,190	-
	$1,190	$852,067

Note i:   The above related parties were stockholders of the Company.

Note ii:  The above party is related to the Company by way of director and shareholder in common.

As of December 31, 2008 we had outstanding loans from Shenzhen Huayin Guaranty and Investment Company Limited (“SHG”), a shareholder of the Company, in the aggregate amount of $21, 337,493.  Of this amount, $3,000,000 was unsecured, non-interest bearing and was due in May 2009.  The balance, $18,337,493 was loaned by SHG during 2007 and 2008 to the Company unsecured pursuant to an agreement which, as is Chinese custom, states that the loan need not be paid in the immediate future.

During the three months ended March 31, 2008, Shenzhen Huayin Guaranty and Investment Company Limited waived $131,533 of accrued interest, which was recorded as a credit to additional paid in capital.

On January 24, 2009, the Company entered into an agreement with SHG to issue an aggregate of 5,250,000 shares of the Company’s common stock at a price equal to $1.0137 per share to Top King Group Limited (“Top King”), Billion Gold Group Limited (“Billion Gold”), Topgood International Limited (“Topgood”), in lieu of paying off in cash approximately $21.3 million in existing loans payable to SHG.  Upon the issuance of the shares in the amount of 1,500,000 shares to Top King 2,000,000 shares to Billion Gold, 1,750,000 shares to Topgood, the aforesaid loans were deemed paid in full and cancelled.

The $1,650,000 was loaned to the company on September 30, 2008 by First Capital Limited, a shareholder and was unsecured, non-interest bearing with no fixed term of repayment.

The $852,067 due to Jiaxing Lighting represents funds the Company received from Jiaxing Lighting for investment purposes in SCHC.  Mr. Ming Yang, our then CEO, is the director and shareholder of Jiaxing Lighting.  These monies are unsecured, non-interest bearing and have no fixed repayment terms.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 34,541,066 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

None of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for Ancora Greater China fund, LP and Brean Murray, Carret & Co., who was our placement agent in the Financing, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. Ancora Greater China fund, LP (“Ancora”) is an affiliate of a broker dealer. Ancora purchased the shares in the Financing in the ordinary course of business. None of the Selling Stockholders, including Ancora, had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

We entered into a placement agency agreement (the “Placement Agent Agreement”) with Brean Murray, Carret & Co. (“BMC”) on July 29, 2009 whereby BMC received as compensation for acting as placement agent in the Financing (i) a cash fee in the amount of approximately $1.5 million, equal to 6% of the gross proceeds of the Financing and (ii) warrants to purchase up to 176,471 shares of Common Stock (the “Warrant”).

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Prior to Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering
Common Stock
Alder Capital Partners I, L.P. (3)	45,300	*	45,300	-0-	-0-
Ancora Greater China Fund, LP (4)	53,719	*	35,294	18,425	*
Guerrilla Partners, LP (5)	27,400	*	27,400	-0-	-0-
Hua-Mei 21st Century Partners, LP (5)	53,700	*	53,700	-0-	-0-
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund (6)	262,166	*	200,630	61,536	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund (6)	2,476,640	7.16%	1,894,460	582,180	1.68%
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund (6)	245,829	*	180,390	65,439	*
Variable Insurance Products Fund III: Value Strategies Portfolio (6)	74,573	*	54,910	19,663	*
Variable Insurance Products Fund III: Balanced Portfolio (6)	337,884	*	257,850	80,034	*
Straus-GEPT Partners, L.P. (7)	15,717	*	11,765	3,952	*
Straus Partners, L.P. (7)	75,059	*	47,059	28,000	*

Warrant
Brean Murray, Carret & Co. (8)	176,471		176,471
Total	3,884,458		2,985,229

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 34,569,447 shares of Common Stock outstanding as of April 21, 2010.

(2)	Includes the number of shares set forth opposite each Selling Stockholders’ name, and the number of shares that may be issued pursuant to the Warrant.

(3)
Michael Licosati, Managing Partner, has voting and dispositive power over the shares held by the selling stockholder.  Mr.Licosati may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Licosati disclaims beneficial ownership of such shares. The address  for the selling stockholder is 1223 Camino Del MarDel Mar, CA 92014.

(4)
John P. Micklitsch, CFA, Managing Partner, has voting and dispositive power over the shares held by the selling stockholder.  Mr. Micklitsch may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Micklitsch disclaims beneficial ownership of such shares. The address for the selling stockholder is 2000 Auburn Dr. #300 Cleveland, OH 44122.

(5)
Peter Siris, Managing Director, and Leigh S. Curry share voting and dispositive power over the shares held by the selling stockholder.  Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Messrs. Siris and Curry disclaim beneficial ownership of such shares. The address for the selling stockholder is 237 Park Ave., 9th Fl. New York, NY 10017.

(6) *
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,397,092 shares of the Common Stock outstanding of GULF RESOURCES, INC. ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,397,092 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(7)
Melville Straus, Managing Principal, has voting and dispositive power over the shares held by the selling stockholder.  Mr. Straus may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Straus disclaims beneficial ownership of such shares. The address  for the selling stockholder is 767 Third Avenue, New York, NY 10017.

(8)
Consists of 176, 471 shares underlying warrants to purchase up to 176,471 shares of our Common Stock.  William J. McCluskey has voting and dispositive power over the shares held by the selling stockholder.  Mr. McCluskey may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. McCluskey disclaims beneficial ownership of such shares. The address for the selling stockholder is 570 Lexington Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock previously issued and (ii) shares of common stock underlying the Warrant to permit the resale of such shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, except to the extent that the Warrant is exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

BMC is a registered broker dealer and FINRA member firm and listed as a selling stockholder in this prospectus. BMC served as placement agent for our Financing, which was completed on December 21, 2009. BMC received a (i) a cash fee in the amount of $1.5 million, equal to 6% of the gross proceeds of the Financing; (ii) warrants to purchase up to 176,471 shares of Common Stock. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying warrants granted to BMC. The warrants granted to BMC expire on December 18, 2014.

BMC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through BMC. Further, other than any existing brokerage relationship as customers with BMC, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with BMC to sell their securities through BMC.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	Sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Capital Stock

General

As of April 21, 2010, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.0005 per share, of which approximately 34,569,447 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which none are outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record. The affirmative vote of a majority of shares present in person or represented by proxy at a meeting of stockholders that commences with a lawful quorum is sufficient for approval of matters upon which stockholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders. All outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GFRE.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors is authorized to issue up to the total of 1,000,000 shares of preferred stock, which includes without any further action by the stockholders. Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed for trading on the NASDAQ Global Selected Market, or NASDAQ, under the symbol “GFRE.” Before October 27, 2009, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter Bulletin Board, or OTCBB, under the symbol “GRUS”. The following table sets forth the high and low bid prices for our common stock prior to October 27, 2009 as reported by the OTCBB, and the high and low sale prices for our common stock from October 27 through December 31, as reported by NASDAQ. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. On October 9, 2009 we effected a 1-for-4 reverse stock split of our common stock.

2010	High	Low
First Quarter	$14.74	$9.37
Second Quarter (through April 19)	$11.85	$10.37

2009	High	Low
First Quarter	$0.52	$0.29
Second Quarter	$0.65	$0.42
Third Quarter	$1.75	$0.49
Fourth Quarter (through October 26)	$10.26	$1.80
Fourth Quarter (from October 27 to December 31)	$11.94	$8.64

2008	High	Low
First Quarter	$3.19	$1.50
Second Quarter	$2.45	$1.07
Third Quarter	$1.90	$0.33
Fourth Quarter	$0.40	$0.15

Holders

As of April 21, 2010, there were 35 holders of record of our common stock. The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s contact information is 59 Maiden Lane Plaza Level New York, NY 10038. The transfer agent’s telephone number is 718-921-8360.

Dividend Policy

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries and consolidated entities. As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiary. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from our PRC subsidiary’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Our Equity Compensation Plans

In 2007, we adopted the 2007 Equity Incentive Plan (the “Plan”)  the plan provides for the grant of incentive stock options and restricted stock awards.   The total number of shares of our common stock that may be issued under the Plan may not exceed 2,500,000 shares.  The following table provides information as of December 31, 2009 about our Plan.

Equity Compensation Plan Information - December 31, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	-	0
Equity compensation plans not approved by security holders	325,000	$6.80	2,175,000
Total	325,000	-	2,175,000

In August 2008 we issued warrants to purchase 25,000 shares of common stock at a price of $4.80 per share pursuant to a consulting agreement with our public relations / investor relations firm. The warrants vested August 1, 2009 and may be exercised through August 2018.

On December 19, 2009 we granted the Warrant to BMC which is exercisable for 176,471 shares of our common stock at an exercise price of $10.20 per share.  The Warrant vested immediately and may be exercised through December 19, 2014.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2009, and the audited financial statements as of and for the years ended December 31, 2008 and 2007 have been included in this prospectus in reliance upon the reports of BDO Limited and Morison Cogen LLP, independent registered public accounting firms and their authority as experts in accounting and auditing, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov ..

GULF RESOURCES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009, 2008 AND 2007

C O N T E N T S

PAGE

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-2 – F-3

CONSOLIDATED BALANCE SHEETS	F-4

CONSOLIDATED STATEMENTS OF OPERATIONS	F-5

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	F-6

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-7 – F-8

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-9 – F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-12 – F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Gulf Resources, Inc.

We have audited the accompanying consolidated balance sheet of Gulf Resources, Inc. (the “Company”) as of December 31, 2009 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulf Resources, Inc. at December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/  BDO Limited

Hong Kong, March 2, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of Gulf Resources, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Gulf Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with  accounting principles generally accepted in the United States of America.

/s/  Morison Cogen LLP

Bala Cynwyd, Pennsylvania
March 12, 2009

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	As of December 31,
Current Assets	2009	2008
Cash	$45,536,735	$30,878,044
Accounts receivable	14,960,002	11,674,645
Inventories	650,332	418,259
Prepayment and deposit	233,330	229,408
Prepaid land lease	46,133	15,849
Deferred tax asset	85,672	3,453
Other receivable	2,195,208	2,641
Total Current Assets	63,707,412	43,222,299
Property, plant and equipment, net	81,993,894	45,399,456
Prepaid land lease, net of current portion	721,862	737,711
Total Assets	$146,423,168	$89,359,466

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,823,745	$4,746,994
Loan payable	-	4,034,250
Retention payable	660,150	-
Notes and loan payable – related parties	-	4,650,000
Due to related parties	1,190	852,067
Taxes payable	5,555,113	4,269,442
Total Current Liabilities	$12,040,198	$18,552,753
Non Current Liabilities	-	-
Note payable, net of current portion	-	18,337,493
Total Liabilities	12,040,198	36,890,246

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized none outstanding	-	-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,541,066 and 24,917,211 shares issued and outstanding as of December 31, 2009 and 2008, respectively	$17,271	$12,459
Additional paid in capital	64,718,026	13,072,668
Retained earnings unappropriated	59,808,289	31,817,465
Retained earnings appropriated	5,679,769	3,223,418
Cumulative translation adjustment	4,159,615	4,343,210
Total Stockholders’ Equity	134,382,970	52,469,220
Total Liabilities and Stockholders’ Equity	$146,423,168	$89,359,466

The accompanying notes are an integral part of these consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2009	2008	2007
REVENUE
Net sales	$110,276,908	$87,488,334	$53,780,313
Maintenance service income	-	-	468,337
	110,276,908	87,488,334	54,248,650
OPERATING EXPENSES
Cost of net revenue	(61,402,820)	(52,302,085)	(32,108,180)
Research and development cost	(500,406)	(514,780)	(268,168)
General and administrative expenses	(6,132,848)	(4,094,312)	(1,847,374)
	(68,036,074)	(56,911,177)	(34,223,722)

INCOME FROM OPERATIONS	42,240,834	30,577,157	20,024,928

OTHER INCOME (EXPENSES)
Interest expense and bank charges	(17,078)	(60,111)	(161,577)
Rental income	-	-	15,801
Sundry income	(528,748)	(3,764)	97,524
Interest income	80,805	94,129	54,969
	(465,021)	30,254	6,717
INCOME BEFORE INCOME TAXES	41,775,813	30,607,411	20,031,645

INCOME TAXES	(11,184,398)	(8,211,939)	(7,798,682)

NET INCOME	$30,591,415	$22,395,472	$12,232,963

EARNINGS PER SHARE
BASIC	$1.00	$0.90	$0.51
DILUTED	$1.00	$0.90	$0.51

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	30,698,824	24,917,211	24,172,126
DILUTED	30,701,697	24,917,211	24,172,126

The accompanying notes are an integral part of these consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2009	2008	2007
NET INCOME	$30,591,415	$22,395,472	$12,232,963

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(183,595)	2,494,763	1,480,056
COMPREHENSIVE INCOME	$30,407,820	$24,890,235	$13,713,019

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Expressed in U.S. dollars)

	Number of shares	Common stock	Additional paid-in Capital	Statutory common reserve fund	Statutory public welfare fund	Retained earnings	Cumulative translation adjustment	Total
		$	$	$	$	$	$	$
BALANCE AT DECEMBER 31, 2006	21,602,720	10,801	2,701,221	1,077,864	538,932	3,535,252	368,391	8,232,461
Common stock issues as payment for accrued expenses	2,494,950	1,248	5,343,147	-	-	-	-	5,344,395
Common stock issuance for prepaid expenses	225,000	113	892,387	-	-	-	-	892,500
Common stock issuance for acquiring assets	389,643	195	1,986,984	-	-	-	-	1,987,179
Common stock issuance for acquiring assets	204,898	102	941,198	-	-	-	-	941,300
Issuance of stock options	-	-	97,054	-	-	-	-	97,054
Transfer from statutory public welfare fund	-	-	-	538,932	(538,932)	-	-	-
Transfer from statutory common reserve fund	-	-	-	(294,903)	-	294,903	-	-
Translation adjustment	-	-	-	-	-	-	1,480,056	1,480,056
Dividend distribution	-	-	-	-	-	(4,739,600)	-	(4,739,600)
Net income for year ended December 31, 2007	-	-	-	-	-	12,232,963	-	12,232,963
BALANCE AT DECEMBER 31, 2007	24,917,211	12,459	11,961,991	1,321,893	-	11,323,518	1,848,447	26,468,308
Translation
adjustment	-	-	-	-	-	-	2,494,763	2,494,763
Waiver of accrued interest	-	-	131,533	-	-	-	-	131,533
Issuances of warrants for consulting expenses	-	-	979,144	-	-	-	-	979,144
Transfer to statutory common reserve fund	-	-	-	1,901,525	-	(1,901,525)	-	-
Net income for year ended December 31,2008	-	-	-	-	-	22,395,472	-	22,395,472

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Expressed in U.S. dollars)

	Number of shares	Common stock	Additional paid-in Capital	Statutory common reserve fund	Statutory public welfare fund	Retained earnings	Cumulative translation adjustment	Total
		$	$	$	$	$	$	$
BALANCE AT DECEMBER 31,2008	24,917,211	12,459	13,072,668	3,223,418	-	31,817,465	4,343,210	52,469,220

Translation adjustment	-	-	-	-	-	-	133,789	133,789
Common stock issued for settlement of stockholder’s notes payable	5,250,000	2,625	21,284,868	-	-	-	-	21,287,493
Common stock issuance for acquiring assets	1,432,341	716	6,027,872	-	-	-	-	6,028,588
Issuance of warrants to non-employees	-	-	1,415,772	-	-	-	-	1,415,772
Issuance of stock options to employees	-	-	606,468	-	-	-	-	606,468
Net income for year ended December 31, 2009	-	-	-	-	-	30,591,415	-	30,591,415
Private placement	2,941,182	1,471	23,498,569	-	-	-	-	23,500,040
Fractional shares upon reverse stock split	332	-	-	-	-	-	-	-
Transfer to statutory common reserve fund	-	-	-	2,456,351	-	(2,456,351)	-	-
Reclassification adjustment	-	-
	-	-	(1,188,191)	-	-	(144,240	(317,384)	(1,649,815)

BALANCE AT December 31,2009	34,541,066	17,271	64,718,026	5,679,769	-	59,808,289	4,159,615	134,382,970

The accompanying notes are an integral part of these consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,591,415	$22,395,472	$12,232,963
Adjustments to reconcile net income
Amortization of warrants	-	979,144	-
Amortization of prepaid expenses	57,985	145,484	747,016
Depreciation and amortization	7,199,658	4,727,865	1,298,451
Allowance for obsolete and slow-moving inventories	(9,182)	-	-

Loss from disposal of property, plant and equipment	528,749	-	-
Stock-based compensation expense	2,022,240	-	97,054
Changes in assets and liabilities

Accounts receivable	(3,283,341)	(7,203,377)	(2,347,199)
Inventories	(222,749)	49,955	86,336

Prepayment and deposit	(3,920)	(588,542)	(226,911)

Deferred tax	(82,166)	(3,448)	-
Other receivable	353	-	-

Accounts payable and accrued expenses	1,075,519	1,788,969	2,014,738
Retention payable	659,745	-	-
Due to related parties	1,190	2,604,784	2,065,580

Taxes payable	1,284,882	-	-
Net cash provided by operating activities	39,820,378	24,896,306	15,968,028

CASH FLOWS FROM INVESTING ACTIVITIES
Additions of prepaid land lease	(72,411)	-	-
Proceeds from sales of property, plant and equipment	704,767	-	-
Purchase of property, plant and equipment	(38,876,657)	(17,365,195)	(22,679,319)
Net cash used in investing activities	(38,244,301)	(17,365,195)	(22,679,319)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(1,650,000)	-	-
Repayment of stockholder’s notes payable	(50,000)	-	-
Proceeds from private placement	21,307,142	-	50,000

Proceeds from bank loan	-	-	3,620,925
Repayment of loan payable	(4,031,775)	4,023,250	-
Advances (to)/from related parties	(852,067)	852,105	1,213,049
Proceeds from notes and loan payable – related parties	-	10,240,800	11,191,950

Repayment to related party	(1,649,837)	(3,843,675)	-
Dividends paid	-	-	(4,739,600)

Net cash provided by financing activities	13,073,463	11,272,480	11,336,324

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	9,151	1,300,578	456,234

NET INCREASE IN CASH & CASH EQUIVALENT	14,658,691	20,104,169	5,081,267

CASH & CASH EQUIVALENT - BEGINNING OF YEAR	30,878,044	10,773,875	5,692,608

CASH & CASH EQUIVALENT - END OF YEAR	$45,536,735	$30,878,044	$10,773,875

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Expressed in U.S. dollars)

	Years Ended December 31,
	2009	2008	2007
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$10,514,697	$6,813,943	$6,123,070
Interest paid	-	59,976	-
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Waiver of accrued interest	$-	$131,533	$-
Issuance of common stock as payment for accrued expenses	$-	$-	$5,344,395

Issuance of common stock for prepaid expenses	$-	$-	$892,500

Issuance of common stock for settlement of stockholder’s notes payable	$21,287,493	$-	$-

Issuance of stock options to employees	$606,468	$-	$-

Issuance of warrants to non-employees	$1,415,772	$-	$-

Issuance of common stock for acquiring property, plant and equipment	$6,028,588	$-	$2,928,479

The accompanying notes are an integral part of these consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(Expressed in U.S. dollars)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared by Gulf Resources, Inc. a Delaware corporation and its subsidiaries (collectively, the “Company”).

Upper Class Group Limited was incorporated with limited liability in the British Virgin Islands on July 28, 2006 and was inactive until October 9, 2006 when Upper Class Group Limited acquired all the issued and outstanding stock of Shouguang City Haoyuan Chemical Company Limited (“SCHC”).  SCHC is an operating company incorporated in Shouguang City, Shangdong Province, the People’s Republic of China (the “PRC”) on May 18, 2005.  SCHC is engaged in manufacturing and trading bromine and crude salt in China.  Since the ownership of Upper Class Group Limited and SCHC were the same, the merger was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, Gulf Resources, Inc. (formerly Diversifax, Inc.), a public “shell” company, acquired Upper Class Group Limited and its wholly-owned subsidiary, SCHC (together “Upper Class”).  Under the terms of the agreement, all stockholders of Upper Class received a total amount of 13,250,000 (restated for the 2-for-1 stock split in 2007 and the 1-for-4 stock split in 2009) shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of Upper Class’ common stock held by all stockholders.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  That is, the share exchange is equivalent to the issuance of stock by Upper Class for the net monetary assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded.  Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class, which is considered to be the accounting acquirer.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

On February 5, 2007, SCHC acquired Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), a company incorporated in PRC on October 30, 2000.  SYCI manufactures chemical products utilized in oil and gas field explorations and as papermaking chemical agents. Under the terms of the merger agreement, all stockholders of SYCI received a total amount of 8,094,059 (restated for the 2-for-1 stock split in 2007 and the 1-for-4 stock split in 2009) shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of SYCI’s common stock held by all stockholders.   Also, upon the completion of the merger, Gulf Resources, Inc. paid a $2,550,000 dividend to the original stockholders of SYCI.  Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of the Company transferred at their carrying amounts.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

On November 11, 2007, Upper Class formed Hong Kong Jiaxing Industrial Limited (formerly known as Jiaxing Technology Limited) (“HKJI”), a wholly-owned subsidiary of Upper Class, in Hong Kong. Upper Class transferred its equity interest in SCHC to HKJI.

The adoption of the FASB Accounting Standards Codification (Codification) did not result in significant effect in the accounting policies adopted by the Company.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

All relevant share data have been adjusted retrospectively to reflect a 1-for-4 stock split effective on October 12, 2009.

Nature of the Business

The Company manufactures and trades bromine and crude salt through its wholly-owned subsidiary, SCHC, and manufactures chemical products for use in the oil industry and paper manufacturing industry through SYCI.

Basis of Consolidation

The consolidated financial statements include the accounts of Gulf Resources, Inc. and its wholly-owned subsidiaries, Upper Class Group Limited, a company incorporated in the British Virgin Islands, which owns 100% of Hong Kong Jiaxing Industrial Limited, a company incorporated in Hong Kong (“HKJI”), which owns 100% of SCHC and SYCI, which is 100% owned by SCHC.  All material intercompany transactions have been eliminated on consolidation.

The consolidated financial statements have been restated for all periods prior to the mergers to include the financial position, results of operations and cash flows of the commonly controlled companies.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with maturities of three months or less. Because of short maturity of these investments, the carrying amounts approximate their fair values.

Accounts Receivable and Allowance of Doubtful Accounts

Accounts receivable is stated at cost, net of allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectivity of trade and other receivables. A considerable amount of judgment is required in assessing the amount of allowance and the Company considers the historic level of credit losses and applies certain percentage to accounts receivable balance. The Company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customer begins to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

As of December 31, 2009 and 2008, allowance for doubtful accounts was nil. No allowances for doubtful accounts were charged to the income statement for the years ended December 31, 2009, 2008 and 2007.

Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivable exists as the Company sells a substantial portion of its products to a limited number of customers. However, such concentrations of credit risks are limited since the Company performs ongoing credit evaluations of its customers’ financial condition and due to the generally short payment terms.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories are stated at the lower of cost, determined on a first-in first-out cost basis, or market. Costs of work-in-progress and finished goods comprise direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is based on estimated selling price less costs to complete and selling expenses.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

Mineral rights are recorded at cost less accumulated depreciation and any impairment losses. Mineral rights are amortized ratably over the term of the lease, or the equivalent term under the units of production method, whichever is shorter.

Construction in progress primarily represents the renovation costs of plant, machinery and equipment. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences. Cost of repairs and maintenance is expensed as incurred.

The Company’s depreciation and amortization policies on fixed assets other than mineral rights and construction in progress are as follows:

Useful life (in years)
Buildings	20
Machinery	8
Motor vehicles	5
Equipment	8

Asset Retirement Obligation

The Company follows FASB ASC 410, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. FASB ASC 410 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

Recoverability of Long Lived Assets

Long-lived and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material.

Retirement Benefits

Pursuant to the relevant laws and regulations in the PRC, the Company participates in a defined contribution retirement plan for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries.  The required contributions under the retirement plans are charged to the consolidated income statement on an accrual basis when they are due.  The Company’s contributions totaled $270,324, $151,005 and nil for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Rights

The Company follows FASB ASC 805 that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights are included in property, plant and equipment.

Reporting Currency and Translation

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency is the United States dollar (“USD”).  Assets and liabilities of the Company have been translated into dollars using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Foreign Operations

All of the Company’s operations and assets are located in China.  The Company may be adversely affected by possible political or economic events in this country.  The effect of these factors cannot be accurately predicted.

Revenue Recognition

The Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.  Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Shipping and Handling Fees and Costs

The Company does not charge its customers for shipping and handling.  The Company classifies shipping and handling costs as part of the cost of net sales, which amounted to $492,582, $424,819 and $384,868 for the years ended December 31, 2009, 2008 and 2007, respectively.

Stock-based compensation

Common stock, stock options and stock warrants issued to employees or directors are recorded at their fair values estimated at grant date using the Black-Scholes model and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Common stock, stock options and stock warrants issued to other than employees or directors are recorded on the basis of their fair value using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts the measurement date is the date that the service is complete. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

Basic and Diluted Net Income per Share of Common Stock

Basic earnings per common share are based on the weighted average number of shares outstanding during the periods presented.  Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share:

	Years ended December 31,
	2009	2008	2007
Numerator
Net income	$30,591,415	$22,395,472	$12,232,963

Denominator
Basic: Weighted-average common shares outstanding during the year	30,698,824	24,917,211	24,172,126
Add: Dilutive effect of stock options	2,873	-	-
Diluted	30,701,697	24,917,211	24,172,126

Net income per share
Basic	$1.00	$0.90	$0.51
Diluted	1.00	0.90	0.51

Recently adopted accounting pronouncements

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” (“FSP 142-3”) The final FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, “Business Combinations,” and other principles under GAAP. No significant impact on the consolidated financial statements is expected since the Group had already considered the period of expected cash flows in determining the economic useful life of the intangible assets.

In May 2009, the FASB issued “Subsequent Events” (“FASB ASC 855”). This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, but the rules concerning recognition and disclosure of subsequent events will remain essentially unchanged. FASB ASC 855 provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This statement is effective for interim or annual financial periods ending after June 15, 2009 (fiscal 2009 for us). On February 24, 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The amendments in the ASU remove the requirement for a Securities and Exchange Commission filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This amendment was effective upon issuance. No significant impact on the consolidated financial statements is expected as the Group had taken into consideration of subsequent events in preparing the financial statements.

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2009, the FASB issued “Generally Accepted Accounting Principles.” (“FASB ASC 105”), which becomes the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws remain sources of authoritative GAAP for SEC registrants. On the effective date of FASB ASC 105, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. All guidance contained in the Codification carries an equal level of authority. Certain accounting treatments that entities have followed, and continue to follow, which are not part of the Codification are grandfathered because they were adopted before a certain date or certain accounting standards have allowed for the continued application of superseded accounting standards. FASB ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Group’s adoption of FASB ASC 105 is not expected to have a material impact on the consolidated financial statements except that accounting standard reference made by the Group in the financial statements will be based on the new codification.

Recently issued accounting pronouncements not yet adopted

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Fair Value Measurements and Disclosures, Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 provides amendments to FASB ASC 820-10, “Fair Value Measurements and Disclosures – Overall” (“FASB ASC 820-10”), for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using a valuation technique that uses a quoted price of the identical liability when traded as an asset, a quoted price for similar liabilities or similar liabilities when traded as an asset, or another valuation technique that is consistent with the principles of ASC 820. This ASU is effective for the first period (including interim periods) beginning after issuance. No significant impact on the financials statements of the Group is expected since most of the financial liabilities of the Group are trade payables for which the fair value is not materially different from the carrying amount.

NOTE 2 – ASSETS ACQUISITIONS

On April 7, 2007, the Company’s wholly owned subsidiary, SCHC, acquired assets from Mr. Wenbo Yu (the “Yuwenbo property” or “Factory No. 2”) in exchange for 389,643 newly issued shares of the Company’s common stock valued at $ 1,987,179 and $ 3,076,923 in cash.  Factory No. 2 includes a 45 years and 9 months (as of date acquisition) mineral rights and land lease covering 1,846 acres of real property through December 2052, with approximately 575 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property.

On June 8, 2007, SCHC acquired assets from Mr. Donghua Yang (the “Yangdonghua property” or “Factory No. 3”) in exchange for 204,898 newly issued shares of the Company’s common stock valued at $941,300 and $4,837,233 in cash and an interest-free promissory note in the aggregate principal amount of $889,005, with a maturity date of July 8, 2007.  The Company issued the promissory note, and the promissory note was fully paid in June 2007.  Factory No. 3 include a 44 years and 11 months (as of date acquisition) mineral rights and land lease covering 2,318 acres of real property through April 2052, with 405 wells, and the related production facility, the pipelines, other production equipment, and the buildings located on the property.

On October 25, 2007, SCHC acquired substantially all of the assets of Shouguang City Renjia Area (the “Wangjiancai property” or Factory No. 4”), a bromine producer located in close proximity to SCHC for $6,399,147 in total cash consideration.  Factory No. 4 includes a  45 years and 10 months (as of date acquisition) mineral rights and land lease covering 2,165 acres through April, 2052, which has been paid in full. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

On October 26, 2007, SCHC acquired substantially all of the assets of Shouguang City Houxing Area (the “Liuxingji Assets” or “Factory No. 5”), a bromine producer located in close proximity to SCHC for $6,665,778 in total cash consideration. Factory No. 5 includes a 47 years (as of date acquisition) mineral rights and land lease covering 2,310 acres through April 2052, which has been paid in full. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

On January 8, 2008, the Company acquired substantially all of the assets owned by Xiaodong Yang in the Shouguang City Hanting Area (the “Yangxiaodong property” or Factory No. 6”).  The Yangxiaodong property includes a 47 years and 6 months (as of date acquisition) mineral rights and land lease covering 2,641 acres of real property, with 294 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $9,722,222.

On January 7, 2009, the Company  acquired substantially all of the assets owned by Fenqiu Yuan, Han Wang and Yufen Zhang in the Shouguang City Renjiazhuangzi Village North Area (the “Fenqiu Yuan, Han Wang & Yufen Zhang property” or Factory No. 7”). The Fenqiu Yuan, Han Wang and Yufen Zhang property includes a 50-year (as of date acquisition) mineral rights and land lease covering 1,611 acres of real property, with the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $10,615,000, consisting of $10,000,000 in cash and 375,000 shares of the Company’s Common Stock valued at $615,000 (fair value).

On September 7, 2009, the Company acquired substantially all of the assets owned by FengxiaYuan, Han Wang and Qing Yang in the Shouguang City Yingli Township Beishan Village (the “ Fengxia Yuan, Han Wang& Qing Yang property” or Factory No. 8”). The FengxiaYuan, Han Wang and Qing Yang property includes a 50-year (as of date acquisition) mineral rights and land lease covering 2,723 acres of real property, with the related production facility, the pipelines, other production equipment, and the buildings located on the property .The total purchase price for the acquired assets was $16,930,548, consisting of $11,516,960 in cash and 1,057,342 shares of the Company’s Common Stock valued at $5,413,588 (fair value).

NOTE 2 – ASSETS ACQUISITIONS (continued)

Each of the asset acquisitions described above was not in operation when the Company acquired the assets.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had previously been halted by the government.  With respect to Factory No. 2, the assets had not been operational for nine months; with respect to Factory No. 3, the assets had not been operational for eleven months; with respect to Factory No. 4 and No. 5, the assets had not been operational for fifteen months; with respect to Factory No. 6, the assets had not been operational for eighteen months; with respect to Factory No. 7, the assets had not been operational for twelve months, and with respect to Factory No. 8, the assets had not been operational for thirteen months. The Company recorded the above transactions as purchase of assets.

NOTE 3 – INVENTORIES

Inventories consist of:

	As of December 31,
	2009	2008
Raw materials	$298,359	$202,435
Work in process	-	-
Finished goods	356,605	229,638
Allowance for obsolete and slow-moving inventories	(4,632)	(13,814)
	$650,332	$418,259

NOTE 4 – PREPAID LAND LEASE

The Company prepaid for land leases for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated. The prepaid land lease is amortized on a straight line basis. During the year ended December 31, 2009, amortization of prepaid land lease totaled $57,985, of which $57,398 and $587 were recorded as cost of net revenue and administrative expenses respectively.  During the year ended December 31, 2008, amortization of prepaid land lease totaled $15,574, of which $14,997 and $577 were recorded as cost of net revenue and administrative expenses respectively. During the year ended December 31, 2007, amortization of prepaid land lease totaled $12,986, of which $12,467 and $519 were recorded as cost of net revenue and administrative expenses respectively.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	As of December 31,
	2009	2008
At cost:
Mineral rights	$5,840,594	$5,840,594
Buildings	21,651,379	6,410,813
Plant and machinery	63,270,428	37,619,002
Motor vehicles	-	57,946
Furniture, fixtures and office equipment	3,602,676	2,353,789
Construction in progress	1,467,000	-
Total	95,832,077	52,282,144

Less: accumulated depreciation and amortization	13,838,183	6,882,688
Net book value	$81,993,894	$45,399,456

There were no impairment provisions made at December 31, 2009 and 2008.

During the year ended December 31, 2009, the Company completed a sewage treatment project at a total cost of $6,601,500.  A retention amount of $660,150, representing 10% of the total cost will be paid upon one year after the completion date and within one year from the balance sheet date.

During the year ended December 31, 2009, depreciation and amortization expense totaled $7,199,658, of which $7,019,608 and $180,050 were recorded as cost of net revenue and administrative expenses, respectively.

During the year ended December 31, 2008, depreciation and amortization expense totaled $4,727,865 of which $4,584,072 and $143,793 were recorded as cost of net revenue and administrative expenses, respectively.

NOTE 6- OTHER RECEIVABLES

Other receivable includes $2,192,920 receivable from an institutional investor for the private placement in December 2009. The amount was settled and the cash was received in January 2010.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSE

Accounts payable and accrued expenses consist of the following:

	As of December 31,
	2009	2008
Accounts payable	$5,348,638	$3,341,016
Salary payable	177,194	91,032
Social security insurance contribution payable	19,132	33,717
Other payable	278,781	1,281,229
Total	$5,823,745	$4,746,994

NOTE 8 –LOAN PAYABLE

This amount was interest free with no fixed term of repayment, and not secured against the Company’s assets. This amount was owed to a non-related party. The amount is settled by cash during the year ended December 31, 2009.

NOTE 9 – NOTES AND LOAN PAYABLE – RELATED PARTIES

	As of December 31,
	2009	2008
Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited is unsecured, non-interest bearing, pursuant to an agreement which, as is Chinese custom, states that the loan need not be paid in the immediate future. As at December 31, 2008, the Company believed the earliest the loan would be required to be repaid is January 2011. This loan was denominated in RMB (Note i)	$-	$18,337,493
Notes payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited was unsecured, non-interest bearing and was due in May 2009. The loan is denominated in US dollars. (Note i)	-	3,000,000
Loan from a stockholder First Capital Limited was unsecured, non-interest bearing with no fixed term of repayment. (Note ii)	-	1,650,000
Total loans	-	22,987,493
Less: current portion	-	(4,650,000)
Long-term loans, less current portion	$-	$18,337,493
Future maturities of note payable-related parties are as follows:
2010	-	-
2011	-	18,337,493
2012	-	-
Total	$-	$18,337,493

Note i:   $21,287,493 and $50,000 were settled by the issuance of common stock and cash, respectively during the year ended December 31, 2009.

Note ii:  The balance was settled by cash during the year ended December 31, 2009.

NOTE 10– DUE TO RELATED PARTIES

Amounts represent payables due to a company whose stockholder and director is also a stockholder and director of the Company.

The amount consists of the following:

	As of December 31,
	2009	2008
Due to a key management	$1,190	$-
Due to related company – Hong Kong Jiaxing Lighting Limited	-	852,067
	$1,190	$852,067

The amount of $1,190 represents advance from a key management of the Company. The amount of $852,067 due to related company represents funds received from Hong Kong Jiaxing Lighting Limited for investment purpose in SCHC. Mr. Ming Yang, the Chairman of the Company, is the director and shareholder of Hong Kong Jiaxing Lighting Limited. and the above balances are unsecured, non-interest bearing and have no fixed repayment terms.

NOTE 11– TAXES PAYABLE

Taxes payable consists of the following:

	As of December 31,
	2009	2008
Income tax payable	$3,079,233	$2,329,227
Mineral resource compensation fee payable	333,928	291,861
Value added tax payable and others	2,141,952	1,648,354
Total	$5,555,113	$4,269,442

NOTE 12– RETAINED EARNINGS – APPROPRIATED

In accordance with the relevant PRC regulations and the Company’s Articles of Association, the Company is required to allocate its profit after tax to the following reserves:

Statutory Common Reserve Funds

SCHC and SYCI are required each year to transfer 10% of the profit after tax as reported under the PRC statutory financial statements to the statutory Common Reserve Funds until the balance reaches 50% of the registered share capital.  This reserve can be used to make up any loss incurred or to increase share capital.  Except for the reduction of losses incurred, any other application should not result in this reserve balance falling below 25% of the registered capital. The statutory Common Reserve Fund as of December 31, 2009 for SCHC and SYCI is 16% and 50% of its registered capital respectively.

Statutory Public Welfare Funds

Prior to January 1, 2007, SCHC and SYCI were required each year to transfer 5% of the profit after tax as reported under the PRC statutory financial statements to the statutory Public Welfare Funds.  This reserve was restricted to capital expenditure for employees’ collective welfare facilities that are owned by the Company.  The statutory Public Welfare Funds are not available for distribution to the stockholders (except on liquidation).  Once capital expenditure for staff welfare facilities has been made, an equivalent amount must be transferred from the statutory Public Welfare Funds to the discretionary Common Reserve Funds.  Due to a change in the PRC Company Law, appropriation of profit to the statutory Public Welfare Funds is no longer required.  Therefore, the balance in the statutory Public Welfare Funds was transferred to the statutory Common Reserve Funds on January 1, 2007.

NOTE 13 – COMMON STOCK

Effective October 12, 2009 the Company effected a 1-for-4 stock split.  All shares and per share amount for all periods presented have been adjusted to reflect the reverse stock split.

In March 2009, the Company issued 5,250,000 shares of its common stock as payment for $21,287,493 of Notes and Loan Payable-Related Party.

In March 2009, the Company issued 375,000 shares of its common stock, valued at $615,000, to acquire assets owned by Mr. Fenqiu Yuan, Han Wang and Yufen Zhang.

In September 2009, the Company issued 1,057,342 shares of its common stock, valued at $5,413,588, to acquire assets owned by Mr. Fenqiu Yuan, Han Wang and Yufen Zhang.

In December 2009, the Company issued 2,941,182 shares of its common stock at a price of $8.50 per share in a private placement.

NOTE 14 – STOCK-BASED COMPENSATION

Pursuant to the 2007 Equity Incentive Plan, the aggregate number of stock options available for grant and issuance is 5,000,000 shares.

The Company issued 25,000 warrants on August 1, 2008 at a price of $4.80 per share as part of a consulting agreement with its investor relations firm. These options fully vested on August 1, 2009. The warrants were valued at $65,000, fair value, using the Black-Scholes option-pricing model with assumed 162% volatility, a four-year expiration term, a risk free rate of 3% and no dividend yield. The value of the warrants will be expensed over one year, which is the term of the consulting agreement. For the years ended December 31, 2009 and 2008, $48,616 and $26,890 was recognized as consulting expense, respectively.

In March 2009, the Company granted to 9 management staff (including 4 directors of the Company) options to purchase a total of 150,000 shares (25,000 for each of the executive directors, and 12,500 each for one non executive independent director and 5 other management staff) of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $143,820 fair value, using the Black-Scholes option pricing model with assumed 174% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $143,820 was recognized as general and administrative expenses.

In May 2009, the Company granted to a director options to purchase 12,500 shares of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $20,486 fair value, using the Black-Scholes option pricing model with assumed 170% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $20,486 was recognized as general and administrative expenses.

In June 2009, the Company granted to a director options to purchase 25,000 shares of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $39,534 fair value, using the Black-Scholes option pricing model with assumed 167% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $39,534 was recognized as general and administrative expenses.

In October 2009, the Company granted to 2 management staff options to purchase 37,500 shares of the Company’s common stock at an exercise price of $6.44 per share and the options vested immediately. The options were valued at $219,656 fair value, using the Black-Scholes option pricing model with assumed 161% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $219,656 was recognized as general and administrative expenses.

In October 2009, the Company granted to an independent director options to purchase 12,500 shares of the Company’s common stock at an exercise price of $9.65 per share and the options vested immediately. The options were valued at $90,648 fair value, using the Black-Scholes option pricing model with assumed 160% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $90,648 was recognized as general and administrative expenses.

In November 2009, the Company granted to an independent director options to purchase 12,500 shares of the Company’s common stock at an exercise price of $10.14 per share and the options vested immediately. The options were valued at $92,315 fair value, using the Black-Scholes option pricing model with assumed 152% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $92,315 was recognized as general and administrative expenses.

In December 2009, the Company granted to an investment bank warrants to purchase 176,471 shares of the Company’s common stock at an exercise price of $10.2 per share and the warrants vested immediately. The warrants were valued at $1,367,156 fair value, using the Black-Scholes option pricing model with assumed 156% volatility, a three-year expiration term, a risk free rate of 1.43% and no dividend yield. For the year ended December 31, 2009, $1,367,156 was recognized as general and administrative expenses.

The following table summarizes all Company stock option transactions between January 1, 2009 and December 31, 2009.

	Number of Option &Warrants Outstanding	Number of Option &Warrants Vested	Range of Exercise Price per Common Share
Balance, December 31, 2008	325,000	112,500	$0.84 - $10.04
Gra Granted or vested during the year ended December 31, 2009	426,471	513,970	$4.80-10.2
Exp Forfeited during the year ended December 31, 2009	(250,000)	(124,999)	$10.04
Balance, December 31, 2009	501,471	501,471	$0.84 - $10.20

Stock and Warrants Options Outstanding
Range of Exercise Prices	Outstanding and Currently Exercisable at December 31, 2009	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price of Options Currently Exercisable
$0.84-$10.20	501,471	3.83	$ 7.65

The weighted average grant-date fair values as at December 31, 2009 and 2008 were $6.84 and $6.85, respectively.

At December 31, 2009, the aggregate intrinsic value of the stock options and warrants was nil.

NOTE 15 – DIVIDEND DISTRIBUTION

On January 31, 2007, SYCI distributed a dividend to two stockholders in the amount of $2,189,600. On February 5, 2007, in conjunction with the merger of SYCI, Gulf Resources, Inc. paid a $2,550,000 dividend to the original stockholders of SYCI.

NOTE 16– INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes in accordance with FASB ASC 740-10.

United States

Gulf Resources, Inc. is subject to the United States of America Tax law at tax rate of 34%. No provision for the US federal income taxes has been made as the Company had no US taxable income for the years ended December 31, 2009, 2008 and 2007, and management believes that its earnings are permanently invested in the PRC.

BVI

Upper Class Group Limited was incorporated in the BVI and, under the current laws of the BVI, it is not subject to tax on income or capital gain in the BVI. Upper Class Group Limited did not generate assessable profit during the year.

Hong Kong

Hong Kong Jiaxing Industrial Limited was incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong.  No provision for profits tax has been made as the Company has no assessable income for the year.  The applicable statutory tax rates for the years ended December 31, 2009, 2008 and 2007 are 16.5%,16.5% and 17.5%, respectively.

PRC

Enterprise income tax (“EIT”) for SCHC and SYCI in the PRC is charged at 25% of the assessable profits.

The components of the provision for income taxes from continuing operations are:

	Years ended December 31,
	2009	2008	2007
Current taxes – PRC	$11,184,398	$8,202,477	$7,043,641
Non-deductible items disallowed for prior year	-	-	706,869
Others	-	9,462	48,172

	$11,184,398	$8,211,939	$7,798,682

The effective income tax expenses differs from the PRC statutory income tax rate of 25% from continuing operations in the PRC as follows:-

	Years ended December 31,
	2009	2008	2007
Statutory income tax rate	25%	25%	33%
Non-deductible items disallowed for prior year	-%	-%	4%
Non-deductible items	2%	2%	2%

Effective tax rate	27%	27%	39%

The operating subsidiaries SCHC and SYCI are wholly foreign-owned enterprises (“FIE”) incorporated in the PRC and are subject to PRC Foreign Enterprise Income Tax Law.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT.

Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future. Accordingly, as of December 31, 2009, the Company has not recorded any WHT on the cumulative amount of undistributed retained earnings of approximately $69.4 million of its foreign invested enterprises in China.

Differences between the application of accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows:

As of December 31, 2009, the Company had federal net operating loss (“NOL”) of approximately $20 million available to offset against future federal income tax liabilities. The NOL will expire beginning 2014.

As of December 31, 2008, the Company had federal NOL of approximately $16 million available to offset against future federal income tax liabilities.  The NOL will expire beginning 2013.

	As of December 31,
	2009	2008
Deferred tax liabilities	$-	$-

Deferred tax assets:
Allowance for obsolete and slow-moving inventories	$1,158	$3,453
Property, plant and equipment	81,437	-
Net Operating loss	6,692,426	5,590,626
Other assets	3,077	-

Total deferred tax assets	6,778,098	5,594,079

Valuation allowance	(6,692,426)	(5,590,626)

Current deferred tax asset	$85,672	$3,453
Long-term deferred tax asset	$-	$-

There was no unrecognized tax benefits and accrual for uncertainty tax positions as of December 31, 2009 and 2008.

Tax returns filed regarding tax years from 2005 through 2009 are subject to review by the respective tax authorities.

NOTE 17– BUSINESS SEGMENTS

The Company has two reportable segments:  bromine and crude salt and chemical products.

	Bromine and Crude Salt	Chemical Products	Segment Total	Corporate	Total
December 31, 2009
Revenue from external customers	$74,330,586	$35,946,322	$110,276,908	$-	$110,276,908
Income (loss) from operations	32,954,828	12,530,417	45,485,245	(3,244,411)	42,240,834
Income taxes	8,051,868	3,132,530	11,184,398	-	11,184,398
Total assets	115,621,458	28,274,118	143,895,576	2,527,592	146,423,168
Depreciation and amortization	6,048,995	1,150,663	7,199,658	-	7,199,658
Capital expenditures	36,066,805	8,838,440	44,905,245	-	44,905,245

December 31, 2008
Revenue from external customers	63,664,156	23,824,178	87,488,334	-	87,488,334
Income (loss) from operations	24,663,244	8,121,203	32,784,447	(2,207,290)	30,577,157
Income taxes	6,180,353	2,031,586	8,211,939	-	8,211,939
Total assets	67,868,644	20,899,118	88,767,762	591,704	89,359,466
Depreciation and amortization	4,123,131	604,734	4,727,865		4,727,865
Capital expenditures	10,529,286	6,835,909	17,365,195		17,365,195

December 31, 2007
Revenue from external customers	34,015,484	19,764,829	53,780,313		53,780,313
Maintenance service income	-	468,337	468,337	-	468,337
Income (loss) from operations	14,181,054	7,164,833	21,345,887	(1,320,959)	20,024,928
Income taxes	5,414,688	2,383,994	7,798,682	-	7,798,682
Total assets	36,614,939	9,516,930	46,131,869	197,963	46,329,832
Depreciation and amortization	1,111,580	186,871	1,298,451	-	1,298,451
Capital expenditures	16,555,903	6,123,416	22,679,319	-	22,679,319

Reconciliations
	Years ended December 31,
	2009	2008	2007
Total segment operating income	$45,485,245	$32,784,447	$21,345,887
Corporate overhead expenses	(3,244,411)	(2,207,290)	(1,320,959)
Other income (expense), net	(465,021)	30,254	6,717
Income tax expense	(11,184,398)	(8,211,939)	(7,798,682)

Total consolidated net income	$30,591,415	$22,395,472	$12,232,963

The following table shows the major customer(s) (10% or more) for the year ended December 31, 2009.

Number	Customer	Bromine and Crude Salt (000’s)	Chemical Products (000’s)	Total Revenue (000’s)	Percentage of Total Revenue (%)
1	Shandong Morui Chemical Company Limited	$11,473	$-	$11,473	10.4%
2	Shouguang City Rongyuan Chemical Company Limited	$11,439	$-	$11,439	10.4%

TOTAL		$22,912	$-	$22,912	20.8%

The following table shows the major customer(s) (10% or more) for the year ended December 31, 2008.

Number	Customer	Bromine and Crude Salt (000’s)	Chemical Products (000’s)	Total Revenue (000’s)	Percentage of Total Revenue (%)
1	Shandong Morui Chemical Company Limited	$8,912	$-	$8,912	10.2%

TOTAL		$8,912	$-	$8,912	10.2%

The following table shows the major customer(s) (10% or more) for the year ended December 31, 2007.

Number	Customer	Bromine and Crude Salt (000’s)	Chemical Products (000’s)	Total Revenue (000’s)	Percentage of Total Revenue (%)
1	Talimu Oil Exploration Limited	$-	$10,244	$10,244	19.0%
2	Shouguang City Weidong Chemical Company Limited	$7,139	$-	$7,139	13.3%
3	Shandong Ruitai Chemicals Company Limited	$6,761	$-	$6,761	12.6%

TOTAL		$13,900	$10,244	$24,144	44.9%

NOTE 18 – MAJOR SUPPLIERS

During the year ended December 31, 2009, the Company purchased 49.5% of its raw materials from its top five suppliers.  At December 31, 2009, amounts due to those suppliers included in accounts payable were $4,016,890. During the year ended December 31, 2008, the Company purchased 64.4% of its raw materials from its top five suppliers.  At December 31, 2008, amounts due to those suppliers included in accounts payable were $1,591,252. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

NOTE 19 – CUSTOMER CONCENTRATION

The Company sells a substantial portion of its products to a limited number of customers. During the year ended December 31, 2009, the Company sold 40.1% of its products to its top five customers. At December 31, 2009, amount due from these customers were $5,449,638. During the year ended December 31, 2008, the Company sold 42.7% of its products to its top five customers.  At December 31, 2008, amount due from these customers was $4,221,415. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

NOTE 20 – ESTABLISHMENT OF CO-OP RESEARCH AND DEVELOPMENT CENTER

On September 6, 2007, the Company’s wholly-owned subsidiary, SYCI, and East China University of Science and Technology formally opened a Co-Op Research and Development Center. The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of refined bromide compounds and end products. According to the Co-Op Research Agreement, any research achievement or patents will become assets of the Company. The Company will provide $500,000 annually during the next five years to East China University of Science and Technology for research. The research and development expense recognized during the years ended December 31, 2009, 2008 and 2007 were $500,406, $514,780, and $268,168, respectively.

NOTE 21 – REVERSE STOCK SPLIT

A reverse stock split of the issued and outstanding shares of the Company’s common stock was effected on the basis of one share for every four shares of common stock and was approved by the Board of Directors and shareholders owning a majority of the outstanding shares of the Company’s common stock and became effective on October 12, 2009. All shares and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

NOTE 22 – RELATED PARTY TRANSACTIONS

	Years ended December 31,
	2009	2008
Waiver of interest expenses during first quarter 2008 by a related party:
Shenzhen Huayin Guaranty and Investment Company Limited (Note i)	$-	$131,533
Note and loan payable – First Capital Limited (Note i)	-	1,650,000
Shenzhen Huayin Guaranty and Investment Company Limited (Note i)	$-	$21,337,493
Due to related party:
Hong Kong Jiaxing Lighting Limited (Note ii)	$-	$852,067
Due to key management	1,190	-
	$1,190	$852,067

Note i:   The above related parties were stockholders of the Company.

Note ii:  The above party is related to the Company by way of director and shareholder in common.

NOTE 23 – CAPITAL COMMITMENT AND OPERATING LEASE COMMITMENTS

The Company has committed approximately $5,868,000 for construction of new production line as of December 31, 2009.

The Company has leased two pieces of land under non-cancelable operating leases, which are fixed in rentals and expire through February and August 2059, respectively. The Company accounts for the leases as operating leases. Future minimum lease payments consist of the following at December 31, 2009:

Less than 1 year	$42,127
1- 3 years	150,355
3-5 years	157,804
More than 5 years	6,490,141
Total	$6,840,427

Rental expense amounted to $42,102, nil and nil were charged to the income statements for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 24 – SUBSEQUENT EVENTS

In November 2009, the Company signed a contract with a third party for construction of a new production line for waste water treatment chemical additives for a total construction cost of approximately $7,335,000.  The construction commenced in November 2009.  As of December 31, 2009, $1,467,000 was included in construction in progress under property plan and equipment.  On January 3, 2010, the Company revised the construction contract and the total construction cost was changed to $8,802,000.

Except for the above, management has evaluated subsequent events from December 31, 2009 to the date which our financial statements have been issued and were available to be issued, and has concluded that no material subsequent events have occurred since December 31, 2009 that required recognition or disclosure in our current year financial statements. Subsequent events that may occur after the date of issue of financial statements have not been evaluated.

2,985,229 Shares

Common Stock

GULF RESOURCES, INC.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$2,856.41
Legal Fees and Expenses	35,000
Accounting Fees and Expenses *
Miscellaneous *
Total	$39,856.41

* To be completed by amendment

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

Our Certificate of Incorporation eliminates the liability of a director for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, our Certificate of Incorporation provides for indemnification, under certain conditions, of our directors, officers, employees and agents against all expenses, liabilities and losses reasonably incurred by them in the course of their duties. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

During the past 3 years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended:

1.           On December 11, 2006, we issued a total of 6,625,000 shares of our common stock to the shareholders of Upper Class Group Limited (“UCG”), a British Virgin Islands company, in connection with the merger of our wholly-owned subsidiary, DFAX Acquisition Vehicle, Inc. (“DFAX”) with and into UCG in accordance with that certain Agreement and Plan of Merger, dated as of December 10, 2006, by and among us, DFAX , UCG, and the shareholders of UCG (the “Merger Agreement.”)

2.           On February 5, 2007, we issued a total of 4,047,030 shares of our common stock and our non-interest bearing promissory notes in the aggregate principal amount of $2,550,000 to the shareholders of Shouguang Yuxin Chemical Industry Co., Ltd. (“SYCI”) in exchange for the all of the outstanding shares of SYCI under a Share Exchange Agreement with UCG, SCHC, SYCI and the shareholders of SYCI.

These shares were issued without registration under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation S under the Securities Act.

We believe that all of the requirements to qualify to use the exemption from registration contained in Section 4(2) of the Securities Act have been satisfied in connection with the issuance of these shares. Specifically, (i) we have determined that each investor is knowledgeable and experienced in finance and business matters and thus is able to evaluate the risks and merits of acquiring our securities; (ii) each investor has advised us that he, she or it is able to bear the economic risk of purchasing our common stock; (iii) we have provided each investor with access to the type of information normally provided in a prospectus; and (iv) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

We also believe that the issuance of our shares to these investors constituted an offshore transaction. Each investor was a resident of China, and at the time we offered to issue our shares to these investors, each investor was located in China. At the time we issued our common stock to these investors, we reasonably believed that each investor was outside of the United States. As a result, we believe that these facts also enable us to rely on Regulation S for an exemption from the registration requirements of Section 5 of the Securities Act with respect to the issuance of these shares.

3.           In March 2007, we issued 1,663,300 shares of our common stock as payment for $5,344,395 of accrued consulting expenses.

4.           In March 2007, we issued 112,500 shares of our common stock, valued at $892,500 (fair value), for two consulting contracts, one that expires on December 31, 2007 and one that expires in March 2008.

We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which covers “transactions by an issuer not involving any public offering,” to issue these securities without registration under the Securities Act. We made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by our company, after approval by our legal counsel. We believe that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. We also believe that the investors had access to the same type of information as would be contained in a registration statement.

5.           On April 7, 2007, in consideration for the purchase of the assets located in the Shouguang City Qinshuibo Area, we issued to Wenbo Yu 399,643 shares of our common stock and a non-interest bearing promissory note in the aggregate principal amount of $3,051,282. We believe that the issuance of the shares and the note was exempt from the registration requirements of the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and in Regulation S under the Securities Act.

6.           On June 8, 2007, in consideration for the purchase of the assets located in the Dong Ying City Liu Hu Area, we issued to Dong Hua Yang 204,898 shares of our common stock and interest-free promissory note in the aggregate principal amount of $889,005. We believe that the issuance of the shares and the note was exempt from the registration requirements of the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and in Regulation S under the Securities Act.

7.           In January, 2009, in consideration for the purchase of the assets located at the Shouguang City Renjiazhuangzi Village North Area, we issued to Qiufen Yuan, Han Wang and Yufen Zhang 375,000 shares of our common stock in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and in Regulation S under the Securities Act.

8.           In September 2009, in consideration for the purchase of the assets located at Shouguang City Yingli Township Beishan Village, we issued to Fengxia Yuan, Han Wang and Qing Yang, 1,057,342 shares of our common stock in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and in Regulation S under the Securities Act.

9.           On December 21, 2009, we sold 2,941,182 shares of our common stock to institutional investors for an aggregate purchase price of $25,000,047 in a private placement in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Brean Murray, Carret & Co., LLC, acted as the exclusive placement agent in the private placement.

EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated December 10, 2006, among the Registrant, DFAX Acquisition vehicle, Inc., Upper Class Group Limited and the shareholders of UCG, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2006.

2.2
Share Exchange Agreement among the Registrant, Upper Class Group Limited, Shouguang City Haoyuan Chemical Company Limited, Shouguang Yuxin Chemical Industry Company Limited and shareholders of Shouguang Yuxin Chemical Industry Company Limited, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 9, 2007.

3.1	Restated Certificate of Incorporation, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (No. 33-46580) declared effective on November 18, 1992.
3.2
Amendment to Restated Certificate of Incorporation, increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant’s definitive Schedule 14A filed on October_, 1995.

3.3
Amendment to Restated Certificate of Incorporation, increasing the authorized capital stock, incorporated herein by reference to Exhibit B to the Registrant’s definitive Schedule 14A filed on August 12, 1997.

3.4
Amendment to Restated Certificate of Incorporation, increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant’s definitive Schedule 14A filed on October 16, 1998.

3.5	Amendment to Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on October 16, 2006, effecting a reverse stock split.
3.6
Amendment to Restated Certificate of Incorporation, changing the name of the Registrant to Gulf Resources, Inc., incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on February 20, 2007.

3.7
Amendment to Restated Certificate of Incorporation, increasing the authorized capital stock of the Registrant and effecting a 2-for-1 forward stock split, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 4, 2007.

3.8	By-laws, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (No. 33-46580) declared effective on November 18, 1992.
3.9
Amendment to Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on December 6, 2009, effecting a reverse stock split, incorporated herein by reference to Exhibit 3.9 to the Registrant’s annual Report on Form 10-K filed on March 2, 2010.

4.1
Certificate of Designation, Powers, Preferences and Rights of Series D Convertible Preferred Stock incorporated herein by reference to Exhibit 3 (c) to the Registrant’s Registration Statement on Form SB-2 (No. 33-30021) filed on June 25, 1997.

4.2
Non-interest bearing promissory note dated April 7, 2007 in the aggregate principal amount of $3,051,282 issued to Wenbo Yu incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on April 10, 2007.

5.1	Opinion of Loeb & Loeb LLP, incorporated herein by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 filed on January 20, 2010.
10.1
Stock Purchase Agreement, dated as of August 25, 2006, by and between Juxiang Yu and Irwin Horowitz, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2006.

10.2
Asset Purchase Agreement between Shouguang City Haoyuan Chemical Company Limited and Dong Hua Yang dated June 8, 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 11, 2007.

10.3
Asset Purchase Agreement between the Registrant and Shouguang City Haoyuan Chemical Company Limited and Wenbo Yu dated April 4, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on April 10, 2007.

10.4
Asset Purchase Agreement between Shouguang City Haoyuan Chemical Company Limited and Jianci Wang dated as of October 25, 2007, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 31, 2007.

10.5
Asset Purchase Agreement between Shouguang City Haoyuan Chemical Company Limited and Xingji Liu dated October 26 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 31, 2007.

10.6
Asset Purchase Agreement between Shouguang City Haoyuan Chemical Company Limited and Qiufen Yuan, Han Wang and Yufen Zhang dated January 7, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current  Report on Form 8-K filed on January 7, 2009.

10.7
Amendment Agreement between the Registrant, Shouguang City Haoyuan Chemical Company Limited, China Finance, Inc., Shenzhen Hua Yin Guaranty and Investment Company, Top King Group Limited, Billion Gold Group Limited, Topgood International Limited dated January 24, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 6, 2009.

10.8
Agreement by and between the Registrant and Biagio Vignolo, dated November 6, 2007, incorporated herein by reference to Exhibit 10.8 to the Registrant’ annual report on Form 10-K filed on March 16, 2009.

10.9
Agreement by and between the Registrant and Richard Khaleel, dated October 24, 2007, incorporated herein by reference to Exhibit 10.9 to the Registrant’ annual report on Form 10-K filed on March 16, 2009.

10.10	Employment Contract by and between the Registrant and Xiaobin Liu, incorporated herein by reference to Exhibit 10.10 to the Registrant’s current report on Form 8-K filed on March 16, 2009.
10.11
Employment Contract by and between the Registrant and Jiang Shitong, dated April 1, 2008, incorporated herein by reference to Exhibit 10.11 to the Registrant’ annual report on Form 10-K filed on March 16, 2009.

10.12
Lock-up Agreement by and among the Registrant, Top King Group Limited, Billion Gold Group Limited, Topgood International Limited, Ming Yang, Wenxiang Yu, Zhi Yang and Shandong Haoyuan Industry Group Ltd., dated  May 10, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2009.

10.13
Asset Purchase Agreement by and among the Registrant, Shouguang City Haoyuan Chemical Company Limited, Fengxia Yuan, Han Wang and Qing Yang, dated September 7, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 10, 2009.

10.14
Securities Purchase Agreement by and among the Registrant and institutional investors dated December 11, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2009.

10.15
Registration Rights Agreement by and among the Registrant and institutional investors dated December 11, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2009.

14	Code of Ethics, incorporated herein by reference to Exhibit 14 to the Registrant’ annual report on Form 10-K filed on March 16, 2009.
21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2008.
23.1*	Consent of Morison & Cogen LLP, an independent registered accounting firm.
23.2	Consent of Loeb & Loeb LLP (included in its opinion filed as Exhibit 5.1).
23.3*	Consent of BDO Limited, an independent registered accounting firm.
24.1+	Power of Attorney (contained in the signature page to this registration statement).

+           Filed previously.

*           Filed herewith.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a)  The undersigned registrant will:

(1)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-effective Amendment No. 1 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Shouguang, PRC on April 30, 2010.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: April 30, 2010	By:	/s/ Xiaobin Liu
	Name:	Xiaobin Liu
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

Dated: April 30, 2010	By:	*
	Name:	Min Li
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: April 30, 2010	By:	*
	Name:	Ming Yang
	Title:	Chairman and Director

Dated: April 30, 2010	By:	*
	Name:	Naihui Miao
	Title:	Director

Dated: April 30, 2010	By:	*
	Name:	Richard Khaleel
	Title:	Director

Dated: April 30, 2010	By:	*
	Name:	Biagio Vignolo
	Title:	Director

Dated: April 30, 2010	By:	*
	Name:	Shi Tong Jiang
	Title:	Director

Dated: April 30, 2010	By:	*
	Name:	Ya Fei Ji
	Title:	Director

* /s/ Xiaobin Liu
Attorney-in-fact